Exhibit 10.2

10.2                        Settlement Agreement and Release dated May 26, 2010 by and among Tigrent, Inc., Rich Global, LLC and Rich Dad Operating Company, LLC

RICH DAD EDUCATION, LLC

SETTLEMENT AGREEMENT AND RELEASE

Rich Global, LLC, a Wyoming limited liability company, with its principal place of business at 4330 N. Civic Center Plaza, Suite 100, Scottsdale, Arizona 85251 (“RG”), Tigrent Inc., a Colorado corporation, with its principal place of business at 1612 E. Cape Coral Parkway, Cape Coral, Florida 33904 (“Tigrent”), Rich Dad Education, LLC, a Wyoming limited liability company, with its principal place of business at 1612 E. Cape Coral Parkway, Cape Coral, Florida 33904 (“RDE”), and Rich Dad Operating Company, LLC, a Nevada limited liability company, with its principal place of business at 4330 N. Civic Center Plaza, Suite 100, Scottsdale, Arizona 85251 (“RDOC”) (each, a “Party” and collectively, the “Parties”) hereby enter into this Settlement Agreement and Release (“Agreement”) effective March 16, 2010 (the “Effective Date”).  RDOC is an intended third-party beneficiary to certain rights established within this Agreement.

RECITALS

WHEREAS, the Parties are parties to a certain Letter of Intent dated March 16, 2010; and

WHEREAS, the Letter of Intent calls for the Parties to enter into certain additional agreements, including this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and obligations contained herein, the Parties agree as follows:

COVENANTS

Section 1                                             Settlement Terms

Section 1.1           Equity Grant.  In settlement of the claims set forth herein, Tigrent hereby agrees to transfer to RDE, without additional consideration from RDE or RG, an aggregate of 1,290,000 shares of Tigrent’s common stock, which represents a 9.9% ownership interest in Tigrent on a fully-diluted basis (the “Shares”).

Section 1.2           Redemption of RDE Membership Interest.  RDE hereby redeems RG’s entire membership interest in RDE (49%) in exchange for RDE’s distribution to RG of (a) the Shares and (b) the Data Base (as defined below) both free and clear of any liens or encumbrances.

Section 1.3           Shares Distribution.  RDE hereby distributes concurrently to RG the Shares, free and clear of any liens or encumbrances.  Once Tigrent has completed the issuance of shares to RG, RG shall promptly file on its own behalf a Form 13 D filing, indicating that RG holds in excess of 5% of the outstanding shares in Tigrent.  Tigrent shall reimburse RG for certain of RG’s expenses in connection with this filing pursuant to Section 10.3 of this Agreement.  The Shares issued herein shall be subject to a separate shareholder rights agreement, which will include piggyback rights and demand rights exercisable after January 1, 2011, in the form attached hereto as Exhibit A (the “Registration Rights Agreement”).

Section 1.4           Data Base Distribution. The “Data Base” means the Data Base referenced in Section 2.8 of the Rich Dad Education, LLC Limited Liability Company Agreement (“Operating Agreement”).  RDE hereby agrees to immediately distribute the Data Base to RG.  The Parties hereby agree that: (a) RG will be the sole owner of the leads contributed to the Data Base by the Company so long as RG uses and discloses each lead in conformance with the privacy policy under which it was collected and all applicable law and (b) Tigrent forfeits its rights in the Leads and will have access to and use the Leads solely as permitted by the Cooperative Marketing and Advertising Agreement contemplated by this Agreement.  RG assumes responsibility for and will comply with all current and future laws, rules, regulations and official guidelines regarding the distribution of the Data Base to RG as contemplated herein or the use or disclosure of any information within the Data Base, including any use or disclosure by RG to Tigrent or PEI (as defined below).

Section 1.5           Cooperative Marketing and Advertising Agreement.  In addition to the other agreements contemplated by this Agreement, Tigrent and RDOC will enter into a Cooperative Marketing and Advertising Agreement (“Cooperation Agreement”).  Tigrent and RG will use best efforts to join Legacy Learning, LLC, a Delaware limited liability company dba Professional Education Institute (“PEI”) to the Cooperation Agreement as well.  The Cooperation Agreement is intended to align the interests of all 3 companies that are core to the Rich Dad brand, and to create and implement a cross-company marketing strategy that is transparent, creates a seamless experience for Rich Dad customers and is fair to all the partners.

Section 1.6           RG Specific Release.  RG on behalf of itself, Robert T. Kiyosaki, Kim Kiyosaki, CASHFLOW Technologies, Inc., RDOC and their affiliates, past, present and future officers, directors, shareholders, parent corporations, subsidiary corporations, agents, attorneys, and employees (the “RG Parties”) hereby fully and forever release, remise and discharge RDE, Tigrent, its past, present and future officers, directors, shareholders, parent corporations, subsidiary corporations, agents, attorneys, and employees (each a “Tigrent Party”), of and from certain claims and demands arising out of the relationship between the parties, any agreement executed between the parties, including the Administrative Services Agreement, the WIN License Agreement, the Rich Dad Operating Agreement and the Rich Dad License Agreement (each as defined below), which are specifically limited to: any and all such claims and demands directly or indirectly, known or unknown, suspected or unsuspected but arising out of claims and demands previously made by RG related to (each of the following are individually and collectively referred to herein as the “RG Claims”):

Section 1.6.1                                                                         Expenditures.  Past expenditures related to the operation of RDE of approximately $583,075; and

Section 1.6.2                                                                         Claims.  The release of specified Claims related to the operations of RDE approximately $10,050,000, detailed as follows:

Section 1.6.2.1                                                               Rich Global had been underpaid $1,050,339 in royalties as of the date of the Notice;

Section 1.6.2.2                                                               Whitney Education Group (“WEG”) has failed to ensure that state sales tax payments are made on a timely basis, subjecting RDE to penalties in addition to the tax payments;

Section 1.6.2.3                                                               WEG had been overpaid in excess of $4,000,000 in management fees as of the date of the Notice pursuant to the only effective agreements in place;

Section 1.6.2.4                                                               The offset credit of $5,000,000 that WEG claimed against RDE for fulfilling RDE’s obligation to students who do not attend the seminars for which they paid by sending those students DVDs of the course materials;

Section 1.6.2.5                                                               allegations of brand damage in an unspecified amount; and

Section 1.6.2.6                                                               any and all claims alleged by RG in its purported letter of default dated March 27, 2009.

Section 1.6.3                                                                         Limitation on Release. Notwithstanding the specific nature of the release of the RG Claims, this Section 1.6 will not apply to any claims for indemnification or contribution based on or arising out of claims made by the Learning Annex.

Section 1.6.4                                                                         Covenant Not to Sue.  RG, on behalf of itself and each RG Party, covenants not to sue or to initiate any legal or administrative proceeding against any Tigrent Party with regard to any or all of the RG Claims released in this Agreement.

Section 1.7           Tigrent General Release.  Tigrent, on behalf of itself and the Tigrent Parties, hereby fully and forever releases, remises and discharges the RG Parties, of and from any and all claims and demands of every kind and nature, known and unknown, regarding the RG Parties, or arising out of the relationship between the parties, any agreement executed between the parties, including the Administrative Services Agreement, the WIN License Agreement, the Rich Dad Operating Agreement and the Rich Dad License Agreement, or arising out of any liability due or fees and expenses owed by any RG Party to any Tigrent Party at any time prior to and including the execution date hereof, suspected and unsuspected, disclosed and undisclosed, including, without limitation, with respect to all claims and demands for breach of contract, promissory estoppel, detrimental reliance, fraud, and misrepresentation, and for any and all damages actual and consequential, past, present and future, claims for attorneys fees, and all other forms of relief (the “Tigrent Claims”).

Section 1.7.1                                                                         Limitation on Release. Notwithstanding the general nature of the release, this Section 1.6 will not apply to any claims for indemnification or contribution based on or arising out of claims made by the Learning Annex.

Section 1.7.2                                                                         Covenant Not to Sue. Tigrent, on behalf of itself and each Tigrent Party, hereby covenants not to sue or to initiate any legal or administrative proceeding against any RG Party with regard to any or all Tigrent Claims released in this Agreement.

Section 2                                             Student Fulfillment. Tigrent retains sole responsibility for fulfillment of the student coursework, including but not limited to the student course work related to RDE.  Tigrent agrees to fulfill all student course work required by those students who paid for RDE basic training, Rich U or Tigrent’s Advanced Training.  Further, Tigrent covenants and agrees that, subject to the provisions of that certain Licensing Agreement dated as of March 16, 2010 by and among RDOC and Tigrent (the “2010 License Agreement”) and the attainment of the Reserve Goal set forth therein, it will maintain a cash position of not less than 30% of its deferred revenue, so as to have ample funds to address student fulfillment.

Section 3                                             Terminated and Additional Agreements.

Section 3.1           Terminated Agreements.  The Parties hereby agree to terminate the following agreements as of the Effective Date, through the Termination Agreements attached hereto:

Section 3.1.1                                                                         Administrative Services Agreement by and between Tigrent Group Inc. formerly known as Whitney Education Group, Inc. and RDE dated July 18, 2006, as amended, if any (the “Administrative Services Agreement”), attached hereto as Exhibit B;

Section 3.1.2                                                                         License Agreement by and between Tigrent formerly known as Whitney Information Network, Inc., as licensor and RDE, as licensee dated July 18, 2006, as amended, if any (the “Tigrent License Agreement”), attached hereto as Exhibit C; and

Section 3.1.3                                                                         License Agreement by and between RG as licensor and RDE as licensee dated July 18, 2006 (the “RG License Agreement”), attached hereto as Exhibit D.  Any Royalties due and owing as of the termination date shall paid payable to RG by RDE in accordance with the royalty rates set forth in the 2010 License Agreement (as set forth below).

Section 3.2           Additional Agreements.  In addition to this Agreement, the Parties hereby agree to execute (or cause the execution of) the following additional agreements as of the Effective Date:

Section 3.2.1                                                                         Cooperation Agreement as set forth in Section 1.5 above;

Section 3.2.2                                                                         The 2010 License Agreement in the form attached hereto as Exhibit E by and between RDOC and Tigrent (“2010 License Agreement”);

Section 3.2.3                                                                         Registration Rights Agreement; and

Section 3.2.4                                                                         Cash Collateral and Escrow Agreement by and among Tigrent, RDOC, and U.S. Bank, N.A., an escrow agent qualified in the form attached hereto as Exhibit F.

Section 4                                             Winding Up and Dissolution of RDE.  Tigrent agrees to take reasonable steps to promptly wind up and dissolve RDE.  The parties agree that RDE will conduct no new business of any form.  Tigrent acknowledges that 1 of the effects of the RDE’s redemption of RG’s interest in RDE is that Tigrent will be solely responsible for any and all liabilities related to the operation of RDE.  Prior to the dissolution of RDE, Tigrent shall (a) assume RDE’s outstanding debts and liabilities, including but not limited to those obligations and duties related to fulfillment of student course work and (b) transfer, deposit assign or otherwise designate all funds from the accounts of RDE into Tigrent accounts.

Section 5                                             Tigrent Board of Directors; Consultation Right on Certain Hires.  Tigrent will consult with Rich Dad prior to hiring any Chief Executive Officer, Chief Financial Officer, or any officer that reports directly to the Chief Executive Officer.  All information disclosed as part of the search will be considered the Confidential Information (as defined in the 2010 License Agreement) of Tigrent and shall be subject to the provisions of Section 4.1 of the 2010 License Agreement.

Section 6                                             Amendment to Operating Agreement.  The Operating Agreement is hereby amended to read as follows:

Section 6.1           Built In Gain Property.  The Members hereby acknowledge and agree that they have not contributed any property to a company where the Internal Revenue Code (the “Code”) Section 704 (b) book value of the property differs from the contributing partner’s adjusted tax basis in such property.  There is no property contributed to the company with built-in gains or built-in losses are commonly known as “Section 704 (c) property.”

Section 6.2           Amendment and Restatement of Section 3.1.  Section 3.1 shall be deleted in its entirety and replaced with the following:

“3.1                   Distributions.  Except as expressly set forth in Section 9 or as otherwise proved below, and subject to the provisions of Section 2.7 hereof, Members have no right to receive, demand or expect any distributions of cash or property prior to dissolution.  Each calendar quarter, the Manager shall determine in its reasonable judgment Net Cash Flow, if available, which shall be distributed to the Members, which distributions of Net Cash Flow shall be made in the following priority:

“First, proportionate to their respective Unreturned Capital Contributions until each Member’s Unreturned Capital Contribution has been reduced to zero (the parties hereto acknowledge that as of the date of this Operating Agreement, Unreturned Capital Contributions for each Member is zero);

“Second, to the Members until their pro rata portion of their capital accounts are equal to the percentage of profits interest as set forth on Exhibit A of all capital account balances.

“Third, Net Cash Flow shall be distributed to all Members based on their percentage of profits interest as set forth on Exhibit A.

“Such distributions, if any, shall be made at the times and in the amount and manner set forth in writing in a resolution of the Manager.  Such distributions, if any, shall be in cash, as determined by the Manager and shall be made within 60 days following the end of each calendar quarter during which such Net Cash Flow is available.”

Section 6.3           Amendment and Restatement of Section 4.1.  Section 4.1 shall be deleted in its entirety and replaced with the following:

“4.1                         Allocation of Profits and Losses.

“4.1.1               Profits shall be allocated and credited to the Capital Accounts of the Members as follows and in the following order of priority:

“First, among the Members in an amount equal to the Losses, if any, allocated to their Membership Interests pursuant to Section 4.1.2 and not previously offset by Profits allocated to their Membership Interests pursuant to this Section 4.1.1.  The Profits allocated pursuant to this Section 4.1.1 shall be allocated among such Members to offset Losses on a year-by-year basis, with the Profits first offsetting the Losses allocated in the year most recent to the year of such Profits allocation and then to offset Losses in the preceding years with the most recent Losses being offset first in the proportion that each such Member’s allocable share of the Losses for each such years bears to the total Net Loss allocated for such year; and

“Second, to such Members, in proportion to their Profits Interest set forth on Exhibit A.

“4.1.2               Losses for each year shall be allocated and charged to the Capital Accounts of the Members as follows and in the following order of priority:

“First, among the Members in an amount equal to the Profits previously allocated to the Members and not previously offset by losses allocated pursuant to this Section 4.1.2.  The Losses allocated pursuant to this Section shall be allocated between the Members to offset Profits on a year-by-year basis, with the Losses first offsetting the Profits allocated in the year most recent to the year of such Profit allocation and then to offset Profits in the preceding years, with the most recent Profit being offset first in the proportion that each Members’ allocable share of the Profits for such year bears to the total Profits allocated for such year;

“Second, among such Members in an amount up to but not exceeding such Member’s positive Capital Account in the proportion that each such Member’s Capital Account bears to the aggregate Capital Accounts of all such Members;

“Third, among such Members in an amount up to be not exceeding their at-risk basis in their Membership Interest under Code Sections 704(d) and 465 (which would permit the Members with at-risk basis to incur negative capital accounts);

“Fourth, any suspended Losses which have been allocated to a Member for which a Member has no at-risk basis and for which the suspended Losses have been carried over to another year in which the Member has no at-risk basis, and if such other Member has at-risk basis, such gross income shall be reallocated from the Member which has no at-risk basis to the Member which has the at-risk basis in an amount equal to the Suspended Losses, at the earliest time practicable; and

“Thereafter, to such Members, in proportion to their Profits Interest set forth on Exhibit A.”

Section 7                                             Recitation of Prior Tax Status.  Tigrent managed the prior business as Manager, and served as tax matters partner in that capacity.  Rich Global, LLC did not have any authority to change or vary those decisions.

Section 8                                             Tax Matters.

Section 8.1           The Parties hereby agree that effective February 28, 2010, at 11:59 p.m., RG has withdrawn as a Member of RDE and that Tigrent, after such date is the sole member of RDE.  From and after such date, RG shall not be allocated any items of income, loss or credit from the business or operations of RDE.

Section 8.2           The Parties acknowledge and agree that Tigrent has served as the Tax Matters Member in connection with RDE.  The Tax Matters Member was and is authorized and empowered to act for and represent RDE and each of its members before the Internal Revenue Service in any audit or examination of any RDE tax return and before any court selected by the Tax Matters Member for judicial review of any adjustment assessed by the Internal Revenue Service (“IRS”).  The Parties specifically acknowledge that the Tax Matters Member shall be liable to RG for any loss, damage, liability or expense suffered by RG on account of any failure or action taken or omitted to be taken by the Tax Matters Member in his or her capacity as “Tax Matters Member” or in the preparation of tax returns, if the Tax Matters Member has not discharged his or her duties as “Tax Matters Member” in good faith and in the best interest of RG and RDE.  All reasonable out-of-pocket expenses incurred by the Tax Matters Member in his or her capacity as such shall be considered expenses of RDE for which the Tax Matters Member shall be entitled to full reimbursement.  No reimbursement shall be due or owing from RG in connection with Tigrent acting as a Tax Matters Member. Nothing in this Section 1.2 shall limit the ability of the Members to take any action in their individual capacity relating to tax audit matters that is left to the determination of an individual member under Code Sections 6222-6232.

Section 8.3           Tax Returns/Representations and Warranties.  Tigrent and the Tax Matters Member hereby represent and warrant to RG that:

Section 8.3.1                                                                         RDE has filed or caused to be filed (on a timely basis since 2006) all federal, state and local income, employment and other tax returns (“Tax Returns”) that are or were required to be filed by or with respect to the business and operations of RDE pursuant to applicable state, local and federal laws (“Legal Requirements”).   Tigrent and the Tax Matters Member have delivered to RDE true and correct copies of all federal and state income Tax Returns filed since 2006.  RDE has paid, or made provision for the payment of, all taxes that have or may have become due by RDE pursuant to the Tax Returns or otherwise (“Taxes”), or pursuant to any assessment received by RDE and Tigrent, except such Taxes, if any, which are being contested in good faith and as to for which adequate reserves (determined in accordance with GAAP) have been provided and have provided true, correct and accurate Form K-1s to its members;

Section 8.3.2                                                                         The United States federal and state income Tax Returns of RDE subject to the Taxes have been audited by the IRS or are closed by the applicable statute of limitations for federal tax purposes for all taxable years through 2005.  No audits are being contested as of the date hereof.  Tigrent and the Tax Mattes Member have not been given any notice of any audit or adjustments to the United States federal income or state Tax Returns filed by RDE and RDE has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other person) of any statute of limitations relating to the payment of taxes of RDE or for which RDE may be liable;

Section 8.3.3                                                                         There exists no proposed tax assessment against RDE.  No consent to the application of Section 341(f)(2) of the Internal Revenue Code has been filed with respect to any property or assets held, acquired, or to be acquired by RDE. All taxes that RDE is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person;

Section 8.3.4                                                                         All Tax Returns filed by RDE are true, correct, and complete other than federal and state amended returns for 2007 to be filed;

Section 8.3.5                                                                         As of the end of 2008, RG’s tax capital account was ($2,142,240) of which ($565,938) resulted from tax losses from operations, which losses were suspended for tax purposes because of the at-risk provisions of the IRC (“Suspended Losses”).  $1,576,302 was a withdrawal or distribution in 2008 for which no income was allocated to RG as a result of such withdrawal or distribution;

Section 8.3.6                                                                         As of the end of 2009 for the period commencing January 1, 2009 and ending December 31, 2009 (“2009 Tax Period”), RG’s tax capital account is estimated to be ($2,398,405) of which an additional ($0) resulted from losses from operations, which losses were suspended for tax purposes because of the at-risk provisions of the IRC and $256,165 was a withdrawal or distribution in 2009 for which no income was allocated to RG as a result of such withdrawal or distribution; and

Section 8.3.7                                                                         As of February 28, 2010 for the period commencing January 1, 2010 and ending February 28, 2010 (“2010 Stub Period”), RG’s tax capital account immediately prior to the redemption of its units is estimated to be ($1,832,467) of which the $565,938 increase resulted from a reallocation of income to restore the full amount of tax losses previously allocated to RG that were greater than the member’s at-risk basis.  RG has no obligation to restore the negative capital account in RDE.

Section 8.4                                                           Notwithstanding the foregoing:

Section 8.4.1                                                                         The parties hereto acknowledge that no allocations of taxable income, gain and loss from RDE on Form K-1(s) shall be made to RG after the 2010 Stub Period.  No taxable income or gain shall be allocated to RG from RDE for the 2009 Tax Period and for the 2010 Stub Period except in connection with any: (i) failure to restore RG’s capital account or make up a deficit in its capital account, or (ii) income recognized as a result of any curative or remedial allocations under Internal Revenue Code Regulations 1.704-3(c)(1) and 1.704-3(d).  Notwithstanding the forgoing, if any such allocations of taxable income or gain, are made for the 2009 Tax Period, the 2010 Stub Period or pursuant to any amended return for any prior period, which income or gain exceeds the suspended losses of RG as of the end of the Stub Period, or thereafter, Tigrent shall remit to RG, upon issuance of the K-1(s), the amount of any tax liabilities

(including tax, interest or penalty) incurred by RG for such period, based upon a presumed 45% combined federal and state income tax rate. Any and all other items of income or gain, other than the qualified income offset, for RDE for the 2009 Tax Period and for the 2010 Stub Period, and thereafter, shall be allocated to Tigrent.    With respect to the 2009 Net Taxable Income (Loss) allocated to RG, such allocation shall be made by September 15, 2010 and with respect to the 2010 Stub Period Taxable Income (Loss) allocated to RG, such allocation shall be made by November 15, 2010.

Section 8.4.2                                                                         RG shall have the right to review, comment and approve (such approval shall not be unreasonably withheld) the Form 1065 and on all Form K-1s in which any income or loss from RDE is allocated to RG 10 business days before they are issued for the 2009 Tax Period and for the 2010 Stub Period.  Also, RG shall have the right to review, comment and approve (such approval shall not be unreasonably withheld) on all amended Form K-1s, or amended tax returns, for any prior tax years in which RG is allocated income, loss or gain from RDE 10 business days before they are issued.  If RG shall disagree with and Form 1065, Schedule K-1s, or amendments thereto, it shall notify the Tax Matters Member and Tigrent of such disagreement in writing within 30 days after delivery of the Schedule K-1s, Form 1065 or amendments thereto, which notice shall set forth in reasonable detail the particulars of such disagreement.  If RG fails to provide such a notice of disagreement within such 30 -day period, then RG shall be deemed to have accepted the Schedule K-1s, Form 1065 or amendments thereto and the Schedule K-1s, Form 1065 or amendments thereto delivered by the Tax Matters Member and Tigrent shall be final, binding and conclusive for all purposes hereunder.  If any such notice of disagreement is timely provided by RG, then the Tax Matters Member, RG and Tigrent shall use their reasonable best efforts for a period of 30 days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the Schedule K-1s, Form 1065 or amendments thereto.  If, at the end of such period, they are unable to resolve such disagreements, then the division of McGladrey & Pullen, LLP responsible for, and familiar with, preparing tax returns for corporations and other entities (or such other independent accounting firm of recognized national or regional standing as may be mutually selected by the Tax Matters Member, RG and Tigrent) (the “Tax Firm”) shall resolve any remaining disagreements relating to the Schedule K-1s, Form 1065 or amendments thereto.  The Tax Firm shall determine, as promptly as practicable, but in any event within 60 days of the date on which such dispute is referred to the Tax Firm, based solely on written submissions forwarded by the Tax Matters Member, RG and Tigrent to the Tax Firm within 10 business days following the Tax Firm’s engagement and such other information that the Tax Firm reasonably requests in order to resolve the issues in such written submissions, whether and to what extent (if any) the Schedule K-1s, Form 1065 or amendments thereto require adjustment.  The Tax Matters Member and Tigrent shall provide the Tax Firm access to the employees, books and records of RDE to the extent necessary or requested by the Tax Firm for the purpose of the Tax Firm making its determination.  The determination of the Tax Firm shall be final, conclusive and binding on the parties.

Section 8.4.3                                                                         Tigrent and the Tax Matters Member shall provide to RG, within 15 business days after receipt by Tigrent and the Tax Matters Member, copies of all IRS notices or adjustments relating to RDE.  In addition, except as may be prohibited by applicable law, Tigrent, the Tax Matters Member and RG agree to make available to the other at the requesting party’s sole expense any of the RDE’s records in the non-requesting party’s custody or control for the purpose of preparing any tax return or preparing for or defending any tax related examination of the requesting party by any governmental authority.  The party requesting such record shall reimburse the non-requesting party for out-of-pocket costs and expenses incurred by the non-requesting party.  The non-requesting party shall afford access to records during normal business hours and upon not less than 5 business days prior request, shall be subject to such reasonable limitations as the non-requesting party may impose to delete competitively sensitive information and shall not extend to any information subject to a claim of privilege unless expressly waived by the party entitled to claim the privilege.  Access to records pursuant to this Subsection 1.4.3 shall be subject to the confidentiality provisions of Section 1.4.4.  The Parties shall make such requests set forth above pursuant to the notice provisions set forth in the Definitive Settlement Agreement.

Section 8.4.4                                                                         The Parties agree as follows: (a) with respect to tax returns not yet filed with the IRS or any state relating to the 2009 Tax Period and for the 2010 Stub Period, the Parties will file their returns consistent with K-1s prepared by Ehrhardt Keefe Steiner & Hottman PC, which are consistent with the terms and conditions of this Agreement, and will not take positions with the IRS or state tax authorities which are inconsistent with such K-1s (this assumes that any differences between the returns and drafts provided are agreed to by the parties), and (b) with respect to tax returns filed for tax years prior to the 2009 Tax Period, the Parties will not take any positions with the IRS or state tax authorities which are inconsistent with the Form K-1s filed for the Companies for those years.  The Parties are aware of the income tax consequences of the allocations made by this Agreement and the economic impact of the allocations on the amounts receivable by them under this Agreement.  Each Party agrees not take a position on his, her or its own tax return that is inconsistent with a position taken on the Company’s tax return.  A Party’s filing of a tax return containing such an inconsistent position shall constitute a breach of this Agreement.  Any Party breaching this Agreement shall be required to hold each of the Companies and the other Parties harmless for, from, and against any and all costs, liability and damages that they may incur (including, but not limited to, incremental tax liability and attorneys’ fees and expenses) as a result of such breach, but net of any tax benefit inuring to the Indemnified Party.

Section 8.4.5                                                                         The parties agree that no deferred gain shall be allocated to RG relating to assets described in Section 751(a) of the Internal Revenue Code.

Section 9                                             Investment Representations.

Section 9.1                                                           RDE and RG understand that the Shares have not been registered under the Securities Act.  RDE and RG also understand that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act of 1933, as amended (the “Securities Act”), based in part upon the following representations of RDE and RG, individually.  RDE and RG hereby represent and warrant as follows:

Section 9.1.1                                                                         RDE and RG Bear Economic Risk.  RDE and RG each have substantial experience in evaluating and investing in the securities of companies similar to Tigrent so that it is capable of evaluating the merits and risks of its investment in Tigrent and each have the capacity to protect its own interests.  RDE and RG must each bear the economic risk of this investment indefinitely unless the equity securities are registered pursuant to the Securities Act, or an exemption from registration is available.  RDE and RG each understand that Tigrent has no present intention of registering the equity securities.  RDE and RG each also understand that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow RDE or RG to transfer all or any portion of the equity securities under the circumstances, in the amounts or at the times RDE or RG might propose.

Section 9.1.2                                                                         Acquisition for Own Account.  RDE and RG are each acquiring the equity securities for their own account for investment only, and not with a view towards their distribution.

Section 9.1.3                                                                         RDE and RG Can Protect Their Interest.  RDE and RG each represent that by reason of its, or of its management’s, business or financial experience, RDE and RG each have the capacity to protect its own interests in connection with the transactions contemplated in this Agreement.  Further, RDE and RG each are aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.

Section 9.1.4                                                                         Accredited Investor.  RDE and RG each represent that it is indirectly wholly-owned, and controlled by, accredited investors within the meaning of Regulation D under the Securities Act.

Section 9.1.5                                                                         Company Information.  RDE and RG each have had an opportunity to discuss Tigrent’s business, management and financial affairs with directors, officers and management of Tigrent.  RDe and RG each have also had the opportunity to ask questions of and receive answers from, Tigrent and its management regarding the terms and conditions of this investment.

Section 9.1.6                                                                         Rule 144.  RDE and RG each acknowledge and agree that the equity securities are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  RDE and RG each have been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things:  the availability of certain current public information about Tigrent, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any 3-month period not exceeding specified limitations.

Section 9.1.7                                                                         Residence.  RDE and RG each are Wyoming limited liability companies and their respective offices in which their investment decisions were made are located at the following addresses:

1612 E. Cape Coral Parkway
Cape Coral, Florida 33904

4330 North Civic Center Plaza

Suite 100

Scottsdale, Arizona  85251

Section 10                                      Miscellaneous Terms.

Section 10.1                                                    Additional Representations of the Parties.  Each of the Parties hereby represent and warrant that :

Section 10.1.1                                          Due Authorization and Execution.  The execution, delivery and performance of this Agreement and of any other documents contemplated by this Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized, and each of and all such agreements have been duly executed and when delivered by it, will constitute the valid and binding obligations of such party.

Section 10.1.2                                          No Violation of Existing Agreements or Laws.  Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will violate, conflict with or require any notice or consent under any certificate of incorporation or bylaws, or articles of organization or operating agreement, if applicable, or any applicable law or statute or any agreement or obligation by which such Party is bound.

Section 10.2                                                    Indemnification.  Each of the Parties shall indemnify and hold harmless the other, and the other’s affiliates, for, from and against any loss, cost, damages and expenses arising from the party’s breach of any statute, regulation, ordinance or other law in connection with the performance of its duties and obligations assumed herein.  Notwithstanding the foregoing, this Section 10.2 will not apply to a Party’s performance of its obligations pursuant to the other agreements contemplated by this Agreement, which agreements are to be governed exclusively by any indemnification provisions found in such other agreements.

Section 10.3                                                    Further Assurances.  Each of the Parties will, from time-to-time, execute, acknowledge, and deliver, or cause to be executed, acknowledged, and delivered, such further instruments as may be reasonably required for the carrying out of the intention of or facilitating the performance of this Agreement.

Section 10.4                                                    Press Release.  The Parties agree to issue the joint press release in the form of Exhibit G attached hereto.

Section 10.5                                                    Assignment of Domain Name.  Tigrent shall assign to Rich Dad the “Rich Dad Education” domain name as provided in Exhibit H.

Section 10.6                                                    Successors and Assigns.  This Agreement shall be binding on and inure to the benefit of the successors, heirs, representatives, or assigns of the Parties.

Section 10.7                                                    No Admission of Wrongdoing.  This Agreement does not constitute an admission that any of the Parties or any other person or entity violated any local, state, or federal ordinance, regulation, ruling, statute, rule of decision, or principle of common law, or that any of the Parties or any other person or entity engaged in any improper or unlawful conduct or wrongdoing.  By entering into this Agreement, no Party admits any liability or wrongdoing to another Party, nor shall this Agreement be considered as an admission of liability, nor shall any Party characterize this Agreement as an admission of liability.

Section 10.8                                                    Severability.  The Parties have fully negotiated all of the provisions of this Agreement.  In the event there is litigation involving this Agreement and the court concludes that provisions in this Agreement are unenforceable for whatever reason, the court shall have the authority to modify the provisions to make said provisions enforceable, if possible, as set forth in this Agreement or otherwise.  Further, the unenforceability or invalidity of any provision shall not affect the enforceability of the other provisions.

Section 10.9                                                    Voluntary and Knowing Agreement.  The Parties enter into this negotiated agreement freely and voluntarily with full and complete knowledge of the meaning and legal significance of the terms of this Agreement.  The Parties have had an opportunity to discuss each provision of this Agreement with independent legal counsel and the terms are fully understood and voluntarily accepted by each of them.

Section 10.10                                             Choice of Law. This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of Arizona, without respect to its conflict of law provisions.  Each Party hereto hereby irrevocably submits to the jurisdiction of any United States District Court or Maricopa County Superior Court sitting in Maricopa County, Arizona, and agrees that such courts shall be the exclusive forums for the resolution of disputes between the Parties under this Agreement.  In the event of any dispute between the Parties regarding this Agreement, the prevailing Party shall be entitled to collect attorneys’ fees, costs, and other expenses from the other Party or Parties to the dispute.

Section 10.11                                             Entire Agreement.  This Agreement, and the other agreements contemplated herein as set forth Exhibits A through H, represent and contain the entire Agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior and oral and written agreements and understandings with respect to the subject matter hereof.  No inducement, representation, warranty, condition, understanding or agreement of any kind with respect to the subject matter hereof shall be relied upon by the Parties unless expressly set forth herein.  This Agreement may not be amended or modified except by an agreement in writing signed by the Party against whom the enforcement of such modification is sought.

Section 10.12                                             Headings.  The descriptive headings of the paragraphs and subparagraphs of this Agreement are intended for convenience only, and do not constitute parts of this Agreement.

Section 10.13                                             Counterparts. This Agreement may be executed simultaneously in 2 or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Section 10.14                                             Compliance with Applicable Laws. Each of the parties hereto will use reasonable efforts to comply with all applicable federal and state laws, rules and regulations.

Section 10.15                                             Notice. All notices or other communication concerning this Agreement shall be provided, in writing, to the address below.  Notice shall be deemed received: (a) when delivered, if hand delivery; (b) upon return receipt, if sent certified mail with return receipt; (c) upon confirmation of successful delivery, if by facsimile transmission; (d) 3 business days after mailing, if sent regular mail.  A Party may change notice address information by delivering a notice with such information in compliance with this Section 10.15.

Section 10.16                                             Notice Addresses:

To Rich Dad:

Rich Dad Operating Company, LLC

Attention:  Neil R. Dubé, General Counsel

4330 North Civic Center Plaza

Suite 101

Scottsdale, Arizona  85251

Facsimile:  (480) 348-1439

With a copy to:

Charles W. Lotzar

Lotzar Law Firm, P.C.

6263 North Scottsdale Road, Suite 216

Scottsdale, Arizona  85250

Facsimile:  (480) 905-0321

To Tigrent:

Tigrent Inc.

Attention:  James E. May, Chief Administration Officer

and General Counsel

1612 E. Cape Coral Parkway

Cape Coral, Florida  33904

Facsimile:  (239) 540-6501

Section 10.17                                             Survival. Sections 1 - 4, inclusive and Sections 6 — 10, inclusive of this Agreement and any other provisions which in accordance with its terms is intended to survive this Agreement will survive and shall continue in full force and effect thereafter.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have caused the Parties hereto to enter into this Agreement effective the date first shown above.

Rich Global, LLC,		Tigrent Inc.,
a Wyoming limited liability company		a Colorado corporation

By:	/s/ Michael Sullivan	By:	/s/ Steven C. Barre
	Michael Sullivan		Steven C. Barre
	Director of Operations		Interim Chief Executive Officer

Rich Dad Operating Company, LLC,		Rich Dad Education, LLC,
a Nevada limited liability company		a Wyoming limited liability company

		By:	Tigrent Inc., a Colorado corporation
By:	/s/ Michael Sullivan	Its:	Managing Member
Michael Sullivan
Director of Operations
		By:	/s/ Steven C. Barre
Steven C. Barre
Interim Chief Executive Officer

List of Exhibits

Exhibit A	Form of Registration Rights Agreement

Exhibit B	Form of Termination Agreement for RDE Administrative Services Agreement

Exhibit C	Form of Termination Agreement for Tigrent License Agreement

Exhibit D	Form of Termination Agreement for RG License Agreement

Exhibit E	Form of 2010 License Agreement

Exhibit F	Form of Cash Collateral and Escrow Agreement

Exhibit G	Form of Joint Press Release

Exhibit H	Form of Domain Name Assignment

RICH DAD EDUCATION, LLC

SETTLEMENT AGREEMENT AND RELEASE

EXHIBIT A

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of March 16, 2010, by and among Tigrent Inc., a Colorado corporation (the “Company”), and Rich Dad Education, LLC, a Wyoming limited liability company (“RDE”), and Rich Global, LLC, a Wyoming limited liability company (“RG LLC” and, together with RDE, collectively “RG”).

This Agreement is made pursuant to the Settlement Agreement and Release (the “Settlement Agreement”), dated as of March 16, 2010, between the Company, RDE and RG LLC and Rich Dad Operating Company, LLC, a Nevada limited liability company.

In connection with the Settlement Agreement, the approximately 1,290,000 shares of Common Stock (as defined below) of the Company will be issued to RDE and immediately thereafter will be transferred to RG LLC.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and each of the Purchasers agree as follows:

1.                                      Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Settlement Agreement shall have the meanings given such terms in the Settlement Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any person, any other person which directly or indirectly controls, is controlled by, or is under common control with, such person.

“Business Day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business.

“Common Stock” means the common stock of the Company.

“Effective Date” is March 16, 2010.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Register,” “registered” and “registration” refers to a registration made by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2 and 3 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements (not to exceed $20,000) of a single special counsel for RG LLC, and blue sky fees and expenses.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to a sale of Shares pursuant to Section 3(a).

“Shares” means the shares of common stock of the Company issued or issuable to RG LLC pursuant to the Settlement Agreement or otherwise owned by RG LLC.

“Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to the offer and sale of debt securities and/or the stock issued upon conversion thereof.

“Suspension” shall have the meaning set forth in Section 6(a).

“Suspension Notice” shall have the meaning set forth in Section 6(a).

“Violation” shall have the meaning set forth in Section 8(a).

2.                                      Demand Registration.  If the Company is a reporting company under the Exchange Act and under Section 9(b) hereunder, RG LLC shall be entitled to a 1-time right to cause the Company to file a registration statement with the SEC with regard to some or all of the Shares on or after January 1, 2011, subject to the following terms and conditions.  In the event that, on or after January 1, 2011, the Company shall receive from RG LLC a written request that the Company effect a registration under the Securities Act with the SEC, the Company will:

(a)                                  As soon as practicable, effect such registration as may be so requested and as would permit or facilitate the sale and distribution of the Shares subject to such written request; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2:

(i)                                    if within 20 days of receipt of a written request from RG LLC pursuant to this Section 2, the Company gives notice to RG LLC of the Company’s intention to make a public offering of its common stock within 30 days, other than pursuant to a Special Registration Statement;

(ii)                                if the Company shall furnish to RG LLC a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of such officer, it would be seriously detrimental to the Company and its stockholders for such registration to be effected at such time, in which event the Company shall have the right to defer the filing of the registration statement for a period of not more than 90 days after receipt of the request of RG LLC under this Section 2; provided, that such right to delay a request shall be exercised by the Company not more than once in any 12-month period.

(b)                                  Subject to the foregoing, the Company shall file a registration statement with the SEC covering the Shares subject to such written request as soon as practicable after receipt of the request of RG LLC, but shall not be required to do so prior to January 1, 2011.

(c)                                  The Company shall use all reasonable efforts to cause the registration statement filed pursuant to this Section 2 to become effective, and to keep such registration statement effective for up to 90 days or, if earlier, until RG has completed the distribution related thereto; provided, however, that in the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of such registration statement pursuant to Section 6(a), the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the period of such suspension.

(d)                                  Termination of Demand Registration Rights.  All registration rights granted under this Section 2 shall terminate and be of no further force and effect on the 3rd anniversary of the Effective Date.

3.                                      Piggyback Registrations.  The Company shall notify RG LLC in writing at least 10 days prior to the filing of a registration statement under the Securities Act for purposes of a public offering of securities of the Company or upon a registration of any shares of stock of another shareholder of the Company by demand registration, piggy back rights, or otherwise (excluding a Special Registration Statement) and will afford RG LLC an opportunity to include in such registration statement all or part of the Shares held by RG LLC.  In the event that RG LLC desires to include in any such registration statement all or any part of the Shares held by it, it shall, within 10 days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Shares by RG LLC.  If RG LLC decides not to include all of the Shares in a registration statement filed by the Company, RG LLC shall nevertheless continue to have the right to include any remaining Shares in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)                                  Underwriting. If the registration statement under which the Company gives notice pursuant to this Section 3 is for an underwritten offering, the Company shall so advise RG LLC.  In such event, RG LLC’s right to be included in a registration pursuant to this Section 3 shall be conditioned upon such RG LLC’s participation in such underwriting and the inclusion of any Shares to be sold by RG LLC in the underwriting to the extent provided herein.  In the event that RG LLC proposes to distribute any Shares through such underwriting, it shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be sold by selling stockholders in the underwriting shall be allocated first, to any stockholders of the Company with registration rights existing at the time of such offering on a pro rata basis, but only to the extent that the Company is contractually obligated to include the shares of common stock held by such stockholders in the registration before including any shares held by RG LLC in the registration; second to RG LLC on a pro rata basis with any stockholders of the Company with registration rights at the time of such offering not included in the 1st category; and 3rd, on a pro rata basis to any stockholders of the Company that are not included in the first and second category.  If RG LLC disapproves of the terms of any such underwriting, RG LLC may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least 10 days prior to the effective date of the registration statement.  Any Shares excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(b)                                  Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it pursuant to this Section 3 prior to the effectiveness of such registration whether or not RG LLC has elected to include Shares in such registration.  The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 4 hereof.

(c)                                  Termination of Piggyback Registration Rights.  All registration rights granted under this Section 3 shall terminate and be of no further force and effect on the 3rd anniversary of the Effective Date.

4.                                      Expenses of Registration.  Except as specifically provided herein, all Registration Expenses incurred in connection with any registration pursuant to Sections 2 or 3 herein shall be borne by the Company.  All Selling Expenses incurred in connection with any registrations thereunder shall be borne by the Company and the holders of the securities so sold pro rata on the basis of the number of shares so sold.

5.                                      Obligations of the Company.  Whenever required to effect the registration of any Shares, the Company shall, as expeditiously as reasonably possible:

(a)                                  Subject to Section 2(c), prepare and file with the SEC a registration statement with respect to such Shares and use its commercially reasonable efforts to cause such registration statement to become effective as soon as practicable.

(b)                                  Subject to Sections 2(c) and 5(a), use its commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for a period not exceeding the earlier of (i) the 3rd anniversary of the date hereof, or (ii) such time as all of the Shares held by RG LLC have been sold.

(c)                                  Furnish to RG LLC such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as RG may reasonably request in order to facilitate the disposition of Shares.

(d)                                  Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by RG LLC.

(e)                                  Advise RG LLC promptly after it shall receive notice or obtain knowledge of the issuance of any stop order by the SEC delaying or suspending the effectiveness of a registration statement that includes the Shares or of the initiation of any proceeding for that purpose; and it will promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued.

(f)                                    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.  If that RG LLC participates in such underwriting, then RG LLC shall also enter into and perform its obligations under such an agreement.

(g)                                 Notify RG LLC at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(h)                                 Cause all such Shares registered under such registration statement to be listed or quoted on each securities exchange on which the Common Stock of the Company is then listed or quoted.

(i)                                    Use its commercially reasonable efforts to furnish, on the date that such Shares are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter dated as of such date, from the independent registered public accountants of the Company, in form and substance as is customarily given by independent registered public accountants to underwriters in an underwritten public offering addressed to the underwriters, if any.

6.                                      Obligations of RG LLC.

(a)                                  In the event: (i) of any request by the SEC or any other federal or state governmental authority during the period of effectiveness of a registration statement filed pursuant to Sections 2 and 3 for amendments or supplements to such registration statement or related prospectus or for additional information so that such registration statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or otherwise fail to comply with the applicable rules and regulations of the federal securities laws; (ii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of such registration statement or the initiation of any proceedings for that purpose; (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose; (iv) of any event or circumstance that, considering the advice of counsel, the Company reasonably believes necessitates the making of any changes in such registration statement or related prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of such registration statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of a related prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (v) that the Company reasonably believes, considering the advice of counsel, that the Company may, in the absence of a suspension described hereunder, be required under state or federal securities laws to disclose any corporate development, the disclosure of which could reasonably be expected to have a material adverse effect upon the Company, its stockholders, a potentially material transaction or event involving the Company, or any negotiations, discussions or proposals directly relating thereto; then the Company shall deliver a written notice (a “Suspension Notice”) to RG LLC to the effect of the foregoing and, upon receipt of such Suspension Notice, RG LLC will refrain from selling any Shares pursuant to such registration statement (a “Suspension”) until RG LLC receives copies of a supplemented or amended prospectus prepared and filed by the Company or until RG LLC is advised in writing by the Company that the current prospectus may be used and RG LLC has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus. In the event of a Suspension, the Company will use its commercially reasonable efforts to cause the use of the prospectus so suspended to be resumed as soon as reasonably practicable after delivery of a Suspension Notice to RG LLC.

(b)                                  Provided that a Suspension is not then in effect, RG LLC will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of the Shares pursuant to the registration statement and shall sell the Shares only in accordance with a method of distribution described in the registration statement.

7.                                      Furnishing Information.

(a)                                  It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2 or 3 that RG LLC shall furnish to the Company such information regarding itself, the Shares held by it and the intended method of disposition of such Shares as shall be required to effect the registration of such Shares.

8.                                      Indemnification.  In the event any Shares are included in a registration statement pursuant to Sections 2 or 3:

(a)                                  To the extent permitted by law, the Company will indemnify and hold harmless RG LLC, the managers, members, employees and agents of RG LLC, any underwriter (as defined in the Securities Act) for RG LLC and each person, if any, who controls RG LLC or the underwriter within the meaning of the Securities Act or the Exchange Act, for, from, and against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to RG LLC, or such officer, director, underwriter or controlling person of RG LLC, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld or delayed, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by RG LLC, or such officer, director, or controlling person of RG LLC.

(b)                                  To the extent permitted by law, RG LLC will, if the Shares held by RG LLC are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other stockholder selling securities under such registration statement or any of such other stockholder’s partners, directors or officers or any person who controls such stockholder, for, from, and against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such stockholder, or partner, director, officer or controlling person of such other stockholder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by RG LLC under an instrument duly executed by RG LLC and stated to be specifically for use in connection with such registration; and RG LLC will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other stockholder, or partner, officer, director or controlling person of such other stockholder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of RG LLC, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 8 exceed the net proceeds from the offering received by RG LLC.

(c)                                  Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.

(d)                                  If the indemnification provided for in this Section 8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s)

that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by RG LLC hereunder exceed the net proceeds from the offering received by RG LLC.

(e)                                  The obligations of the Company and RG LLC under this Section 8 shall survive completion of any offering of the Shares in a registration statement and the termination of this agreement.  No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

9.                                      Securities Representations; Rule 144 Reporting.  Company represents, warrants and covenants to RG LLC as follows:

(a)                                  Company has made all filings with SEC that it has been required to make within the past 2 years, and will make all such filings, under the Securities Act and the Exchange Act (collectively the ‘‘Public Reports’’); which are required by the Exchange Act.  Each of the Public Reports has complied and will comply with the Securities Act and the Exchange Act in all material respects. None of the Public Reports, as of their respective dates, has contained nor will contain any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)                                  With a view to making available to RG LLC the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit RG LLC to sell the Shares to the public without registration or pursuant to a registration statement, the Company covenants and agrees to use its commercially reasonable efforts to: (a) make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144, until such time as all the Shares have been sold; (b) file with the SEC in a timely manner all Public Reports and other documents required of the Company under the Securities Act and the Exchange Act; and (c) furnish to RG LLC upon written request, as long as RG LLC owns any Shares, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 and the Exchange Act, (ii) a copy of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (iii) such other documents filed with the SEC as RG LLC may reasonably request in order to avail itself of any rule or regulation of the SEC that permits the selling of any Shares without registration.

10.                               Miscellaneous.

(a)                                  Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, except for, and as provided in the Settlement Agreement.

(b)                                  Amendment of Registration Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and RG LLC.  Any amendment or waiver effected in accordance with this Section 10(b) shall be binding upon RG LLC and the Company.  By acceptance of any benefits under this Agreement, RG LLC hereby agrees to be bound by the provisions hereunder.

(c)                                  Notices.  All notices or other communication concerning this Agreement shall be provided, in writing, to the address below.  Notice shall be deemed received: (a) when delivered, if hand delivery;

(b) upon return receipt, if sent certified mail with return receipt; (c) upon confirmation of successful delivery, if by facsimile transmission; (d) 3 business days after mailing, if sent regular mail.  A Party may change notice address information by delivering a notice with such information in compliance with this paragraph 10.

To Rich Dad:

Rich Dad Operating Company, LLC

Attention:  Neil R. Dubé, General Counsel

4330 North Civic Center Plaza

Suite 101

Scottsdale, Arizona  85251

Facsimile:  (480) 348-1439

With a copy to:

Charles W. Lotzar

Lotzar Law Firm, P.C.

6263 North Scottsdale Road, Suite 216

Scottsdale, Arizona  85250

Facsimile:  (480) 905-0321

To Tigrent:

Tigrent Inc.

Attention:  James E. May, Chief Administration Officer

and General Counsel

1612 E. Cape Coral Parkway

Cape Coral, Florida  33904

Facsimile:  (239) 540-6501

With a copy to:

Cooley Godward Kronish LLP

Attention:  Eric Tobias, Special Counsel

One Freedom Square, Reston Town Center

11951 Freedom Drive

Reston, Virginia  20190-5656

Facsimile:  (703) 456-8100

(d)                                  Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of RG LLC. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.  The Company may not assign its rights or obligations hereunder without the prior written consent of RG LLC (other than by merger or consolidation or to an entity which acquires the Company including by way of acquiring all or substantially all of the Company’s assets).  The rights of RG LLC hereunder, including the right to have the Company register the Shares pursuant to this Agreement, may not be assigned by RG LLC other than to an Affiliate of RG LLC; provided, however, that (i) RG LLC agrees in writing with the transferee or assignee to assign such rights and related obligations under this Agreement, and for the transferee or assignee to assume such obligations, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (ii) the Company is, within 5 Business Days of such transfer or assignment, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being transferred or assigned, and (iii) at or before the time the Company received the written notice contemplated by clause (ii) of this sentence, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein.  Notwithstanding the foregoing, the Company consents to the assignment and transfer of the Shares from RDE to RG LLC.

(e)                                  Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and, all of which taken together shall constitute one and the same Agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature were the original thereof.

(f)                                    Governing Law.  This Agreement and the rights and obligations of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of Arizona, without respect to its conflict of law provisions.  Each Party hereto hereby irrevocably submits to the jurisdiction of any United States District Court or Maricopa County Superior Court sitting in Maricopa County, Arizona, and agrees that such courts shall be the exclusive forums for the resolution of disputes between the Parties under this Agreement.  In the event of any dispute between the Parties regarding this Agreement, the prevailing Party shall be entitled to collect attorneys’ fees, costs, and other expenses from the other Party or Parties to the dispute.

(g)                                 Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

(h)                                 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(i)                                    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(j)                                    Further Assurances. The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK,

SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Registration Rights Agreement as of the date first written above.

TIGRENT, INC.
a Colorado corporation

By:
Steve C. Barre
Interim Chief Executive Officer

RICH DAD EDUCATION, LLC,
a Wyoming limited liability company

By:	Tigrent Inc., a Colorado corporation
Its:	Managing Member

By:
Steve C. Barre
Interim Chief Executive Officer

RICH GLOBAL, LLC,
a Wyoming limited liability company

By:
Michael R. Sullivan
Director of Operations

RICH DAD EDUCATION, LLC

SETTLEMENT AGREEMENT AND RELEASE

EXHIBIT B

FORM OF TERMINATION AGREEMENT FOR

RDE ADMINISTRATIVE SERVICE AGREEMENT

TERMINATION AGREEMENT

Tigrent Group Inc., a Florida corporation, formerly known as Whitney Education Group, Inc. (“Tigrent”) with its principal place of business at 1612 East Cape Coral Parkway, Cape Coral, Florida 33904, and Rich Dad Education, LLC, a Wyoming limited liability company (“RDE”) with its principal place of business at 1612 East Cape Coral Parkway, Cape Coral, Florida 33904, (each a “Party” and, collectively the “Parties”) hereby enter into this Termination Agreement (“Agreement”) effective as of March 16, 2010.

RECITALS

A.                                    Tigrent and RDE are parties to that certain Administrative Services Agreement dated July 18, 2006 (the “ASA”) whereby Tigrent agreed to assist RDE in the performance of certain business operations.

B.                                    Tigrent Inc., a Colorado corporation, the parent company of Tigrent, RDE, Rich Global, LLC, a Wyoming limited liability company (“RG”), and Rich Dad Operating Company, LLC, a Nevada limited liability company (“Rich Dad”), are parties to a Settlement Agreement of even date herewith or thereabout, whereby RDE has agreed enter into and Tigrent Inc. has agreed to cause Tigrent to enter into this Agreement to terminate the ASA.

C.                                    The Parties now desire to terminate all of their respective rights, duties and obligations under the ASA.

D.                                    The Parties also desire to entire into this Agreement in order to acknowledge and memorialize the termination of the ASA.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the Parties hereby agree as follows:

1.                                      Termination of ASA.  The Parties each hereby acknowledge and agree that upon execution of this agreement, the ASA shall terminate and shall be of no further force or effect.

2.                                      Third Party Beneficiaries.  The Parties each hereby acknowledge that RG and Rich Dad are each intended third-party beneficiaries of this Agreement.

3.                                      Governing Law.  The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal law of the State of Arizona, without giving effect to principles of conflicts of law.

4.                                      Section Headings.  The section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.                                      Successors.  The terms of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the successors, assignees, and transferees of the parties hereto.

6.                                      Merger.  All prior and contemporaneous agreements, statements, and understandings with respect to the subject matter of this Agreement, if any, among the parties hereto, or their agents, are merged into this Agreement, and this Agreement shall constitute the entire agreement between the parties.

7.                                      Counterparts.  This Agreement may be executed in 2 or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement as of the date first above written.

Tigrent Group Inc.,
a Florida corporation

By:
Steven C. Barre
Interim Chief Executive Officer

Rich Dad Education, LLC,
a Wyoming limited liability company

By:	Tigrent Inc., a Colorado corporation
Its:	Managing Member

By:
Steven C. Barre
Interim Chief Executive Officer

RICH DAD EDUCATION, LLC

SETTLEMENT AGREEMENT AND RELEASE

EXHIBIT C

FORM OF TERMINATION AGREEMENT FOR

TIGRENT LICENSE AGREEMENT

TERMINATION AGREEMENT

Tigrent Inc., a Colorado corporation, formerly known as Whitney Information Network, Inc. (“Tigrent”) with its principal place of business at 1612 East Cape Coral Parkway, Cape Coral, Florida 33904, and Rich Dad Education, LLC, a Wyoming limited liability company (“RDE”) with its principal place of business at 1612 East Cape Coral Parkway, Cape Coral, Florida 33904, (each a “Party” and, collectively the “Parties”) hereby enter into this Termination Agreement (“Agreement”) effective as of March 16, 2010.

RECITALS

E.                                      Tigrent and RDE are parties to that certain License Agreement dated July 18, 2006 (the “License Agreement”) whereby Tigrent agreed to license certain of its intellectual property rights to RDE.

F.                                      Tigrent, RDE, Rich Global, LLC, a Wyoming limited liability company (“RG”), and Rich Dad Operating Company, LLC, a Nevada limited liability company (“Rich Dad”), are parties to a Settlement Agreement of even date herewith or thereabout, whereby Tigrent and RDE have each agreed to enter into this Agreement to terminate the License Agreement.

G.                                    The Parties now desire to terminate all of their respective rights, duties and obligations under the License Agreement.

H.                                    The Parties also desire to entire into this Agreement in order to acknowledge and memorialize the termination of the License Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the Parties hereby agree as follows:

8.                                      Termination of License Agreement.  The Parties each hereby acknowledge and agree that upon execution of this agreement, the License Agreement shall terminate and shall be of no further force or effect.

9.                                      Third Party Beneficiaries.  The Parties each hereby acknowledge that RG and Rich Dad are each intended third-party beneficiaries of this Agreement.

10.                               Governing Law.  The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal law of the State of Arizona, without giving effect to principles of conflicts of law.

11.                               Section Headings.  The section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.                               Successors.  The terms of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the successors, assignees, and transferees of the parties hereto.

13.                               Merger.  All prior and contemporaneous agreements, statements, and understandings with respect to the subject matter of this Agreement, if any, among the parties hereto, or their agents, are merged into this Agreement, and this Agreement shall constitute the entire agreement between the parties.

14.                               Counterparts.  This Agreement may be executed in 2 or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement as of the date first above written.

Tigrent Inc.,
a Colorado corporation

By:
Steven C. Barre
Interim Chief Executive Officer

Rich Dad Education, LLC,
a Wyoming limited liability company

By:	Tigrent Inc., a Colorado corporation
Its:	Managing Member

By:
Steven C. Barre
Interim Chief Executive Officer

RICH DAD EDUCATION, LLC

SETTLEMENT AGREEMENT AND RELEASE

EXHIBIT D

FORM OF TERMINATION AGREEMENT FOR

RG  LICENSE AGREEMENT

TERMINATION AGREEMENT

Rich Global, LLC, a Wyoming limited liability company (“RG”), with its principal place of business at 4330 North Civic Center Plaza, Suite 100, and Rich Dad Education, LLC, a Wyoming limited liability company (“RDE”), with its principal place of business at 1612 East Cape Coral Parkway, Cape Coral, Florida 33904, (each a “Party” and, collectively the “Parties”) hereby enter into this Termination Agreement (“Agreement”) effective as of March 16, 2010.

RECITALS

I.                                         RG and RDE are parties to that certain License Agreement dated July 18, 2006 along with the Addendum thereto (collectively, the “License Agreement”) whereby RG agreed to license certain of its intellectual property rights to RDE.

J.                                      RG, RDE, Tigrent Inc., a Colorado corporation (“Tigrent”), and Rich Dad Operating Company, LLC, a Nevada limited liability company (“Rich Dad”), are parties to a Settlement Agreement of even date herewith or thereabout, whereby RG and RDE have each agreed to enter into this Agreement to terminate the License Agreement.

K.                                    The Parties now desire to terminate all of their respective rights, duties and obligations under the License Agreement.

L.                                     The Parties also desire to entire into this Agreement in order to acknowledge and memorialize the termination of the License Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, the Parties hereby agree as follows:

15.                               Termination of License Agreement.  The Parties each hereby acknowledge and agree that upon execution of this agreement, the License Agreement shall terminate and shall be of no further force or effect.

16.                               Third Party Beneficiaries.  The Parties each hereby acknowledge that Rich Dad is an intended third-party beneficiary of this Agreement.

17.                               Governing Law.  The validity, performance, construction and effect of this Agreement shall be governed by and construed in accordance with the internal law of the State of Arizona, without giving effect to principles of conflicts of law.

18.                               Section Headings.  The section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19.                               Successors.  The terms of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the successors, assignees, and transferees of the parties hereto.

20.                               Merger.  All prior and contemporaneous agreements, statements, and understandings with respect to the subject matter of this Agreement, if any, among the parties hereto, or their agents, are merged into this Agreement, and this Agreement shall constitute the entire agreement between the parties.

21.                               Counterparts.  This Agreement may be executed in 2 or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.

IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement as of the date first above written.

Rich Global, LLC,
a Wyoming limited liability company

By:
Michael R. Sullivan
Director of Operations

Rich Dad Education, LLC,
a Wyoming limited liability company

By:	Tigrent Inc.,
a Colorado corporation
Its:	Managing Member

By:
Steven C. Barre
Interim Chief Executive Officer

RICH DAD EDUCATION, LLC

SETTLEMENT AGREEMENT AND RELEASE

EXHIBIT E

FORM OF 2010 LICENSE AGREEMENT

RICH DAD OPERATING COMPANY, LLC
LICENSING AGREEMENT

Rich Dad Operating Company, LLC, a Nevada limited liability company (“Rich Dad”), with its principal place of business at 4330 North Civic Center Plaza, Suite 101, Scottsdale, Arizona 85251, Tigrent Inc., a Colorado corporation (“Licensee”), with its principal place of business at 1612 East Cape Coral Parkway, Cape Coral, Florida 33904, and Rich Global, LLC, a Wyoming limited liability company (“RG”), as a consenting party with its principal place of business at 4330 North Civic Center Plaza, Suite 101, Scottsdale, Arizona 85251 (collectively, the “Parties”), hereby enter into this Licensing Agreement (“Agreement”) effective March 16, 2010 (the “Effective Date”).

WHEREAS, Rich Dad owns or otherwise possesses exclusive licenses for certain copyrights, trademarks, patents, and other valuable rights, and the right to license those rights to others;

WHEREAS, Licensee has certain expertise in producing live, in-person personal financial freedom training seminars/classes/workshops (collectively, “Seminars”);

WHEREAS, Rich Dad desires to grant various licenses to Licensee for use in those seminars; and

WHEREAS, Licensee desires to exercise certain of those rights that Rich Dad controls in and for use with the Seminar programs for the benefit of both Licensee and Rich Dad.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

GENERAL

Section 1.1 — Term.  The Term of this Agreement (the “Term”) shall commence on the Effective Date first written above, and shall expire on December 31, 2014, unless terminated earlier in accordance with the terms of this Agreement.  Notwithstanding the foregoing sentence, the licenses granted under Article II of this Agreement will survive termination for a period of 36 months, but only to the extent necessary for Licensee to comply with contractual obligations under customer contracts executed prior to the termination of this Agreement.

Section 1.2 — Acknowledgement.  The Parties acknowledge that Rich Dad Education, LLC, a Wyoming limited liability company (“RDE”), is in arrears to Licensee for certain royalty and administrative service fees due under a previous licensing agreement.  Upon the Effective Date of this Agreement, when RDE accounts are made available to Licensee, the RDE business will not be required to repay Licensee.  All merchant reserve funds required by credit card companies or by banks and formerly maintained in the name of by RDE and received by Tigrent shall be deposited into the Cash Collateral Account up to the Reserve Goal.

Section 1.3 — Definitions.  Unless context clearly requires otherwise, the initial capitalized terms used in this Agreement shall have the meanings ascribed to such terms below:

(b)                                  “Accounts Receivable” means any amounts properly due and payable to Licensee from third parties as a result of sales made pursuant to this Agreement but not yet collected or received by Licensee.

(b)                                  “Affiliate” or “Affiliated Entity” means any entity (i) in which Rich Dad owns more than a 20% interest, whether directly or indirectly through other entities; (ii) which directly or indirectly through other entities owns more than a 20% interest in Rich Dad; (iii) which is related by blood or marriage to an entity which owns more than a 20% interest in Rich Dad; or (iv) in which more than a 20% interest is owned by an entity which in turn owns more than a 20% interest in Rich Dad.  Collectively, Rich Dad and its Affiliated Entities may be referenced throughout this Agreement as the “Rich Dad Companies.”

(c)                                  “Confidential Information” has the meaning provided in Section 4.1.

(d)                                  “Current Royalty Payments” means Licensee’s monthly payments to Rich Dad in an amount equal to 3% of Gross Revenues during the Reserve Replenishment Period (defined below).

(e)                                  “Exclusive Field of Use” means live, in-person seminars and training courses on real estate investing, business, entrepreneurship, the stock market, and other financial market investing (the “Permitted Subjects”).  Excluded from the Exclusive Field of Use are: (i) live, in-person seminars of any kind conducted by Rich Dad or any affiliate of Rich Dad at which any of the following are featured speakers: Robert Kiyosaki, Kim Kiyosaki, or any Rich Dad Personality; and (ii) live, in-person classes taught in schools (K-12), colleges or universities to matriculated students as part of an academic curriculum.

(f)                                    “Gross Revenue” means revenue actually received by Licensee directly or indirectly related to the Rich Dad Education Business, specifically including any funds received on Tigrent proprietary lines from any customer whose initial purchase made from Tigrent was for a Rich Dad branded product or service, any funds received on promissory notes collected from students, but excluding any merchant fees, taxes, shipping, refunds (e.g., returns, right of recession, NSF checks, and credit card chargebacks), rebates, bad debt and any sums paid to Legacy Learning, LLC, a Delaware limited liability company, dba Professional Education Institute (“PEI”).

(g)                                 “Intellectual Property” or “IP” means Rich Dad’s: patents (whether issued or pending), copyrights (whether registered or not), trademarks and trade names (whether registered or unregistered); as well as concepts, developments, trade secrets, methods, systems, programs, improvements, inventions, data and information (whether in perceivable or machine-readable form), source code, works of authorship and products whether or not patentable, copyrightable, or susceptible to any other form of protection, and whether or not reduced to practice or designated by Rich Dad as IP.  The term IP includes PMI.

(h)                                 “Licensed Languages” means the English and Spanish languages.

(i)                                    “Licensed Rich Dad Business Information” means the following:

(j)                                  Rich Dad trademarks;

(v)                                 Likenesses, and voices, of Robert and Kim Kiyosaki (subject to prior written approval of Rich Dad);

(vi)                             Documents and other data (whether in human or machine-readable form) containing information regarding customers, prospective customers; and

(vii)                         Principle, books, information and other materials of Rich Dad, Robert Kiyosaki or Kim Kiyosaki solely to the extent that any such materials are incorporated in any Seminar Materials, Marketing Materials or other materials created by Tigrent and approved by Rich Dad to conduct the business as contemplated by this Agreement.

(j)                                    “Non-Exclusive Field of Use” means: course fulfillment via (i) DVD or MP3, and (ii) interactive learning programs designed specifically for the Internet, but only to the extent such interactive learning programs are related to the stock market, subject to the prior written approval of Rich Dad which may be withheld in Rich Dad’s sole and absolute discretion.

(k)                                “Post-Reserve Goal Royalty Payments” means the royalty that is due and payable to Rich Dad after the Reserve Goal has been met (i.e., after the Reserve Replenishment Period, as defined below, has been completed) and is equal to 10% of Gross Revenue.

(l)                                    “Proprietary Materials and Information” or “PMI” means any and all material provided to Licensee by or on behalf of Rich Dad, including but not limited to customer lists, products, trade secrets, source code, development platforms, server system configuration diagrams, lobby server specifications and programs, middleware, Application Program Interface data for middleware or otherwise, unpublished artwork, tools, data and contents related to artwork, whether 2- or 3- dimensional, all original and secondary audio or visual data, as well as any and all other IP and/or information which: (i) is provided to Licensee by or on behalf of Rich Dad or to which Licensee is provided access by or on behalf of Rich Dad, (ii) is created developed, or otherwise generated by or on behalf of Rich Dad, (iii) concerns or relates to any aspect of Rich Dad business or products, or (iv) is, for any reason, identified or otherwise marked by Rich Dad as confidential; except such other IP or information which Licensee can show, clearly and convincingly: (1) is at the time of disclosure, publicly and openly known as of the date of this Agreement, (2) becomes publicly and openly known through no fault of Licensee, or (3) is in Licensee’s possession and documented prior to the commencement of the relationship between the Parties, lawfully obtained by Licensee from a source other than from Rich Dad, and not subject to any obligation of confidentiality or restrictions on use, or (4) is approved for release by written authorization of Rich Dad.

(r)                                  “Rich Dad Education Business” means the business to be undertaken by Licensee pursuant to the Rich Dad License based on students whose contact information was obtained directly or indirectly in connection with the Rich Dad brand and the Rich Dad Business includes all forms of revenue subsequently obtained by Licensee from such students, including but not limited to revenue from the Rich Dad Basic Training, Rich U, Tigrent Advanced Training, Tigrent mentoring, Tigrent subscription services, and the like.

(s)                                  “Rich Dad Personality” means any authors or co- authors of a work in the “Rich Dad”, “Rich Dad Advisors”, “Rich Family”, “Rich Woman”, “Rich Life” or similar series of books and all other individuals or concerns directly or in directly related to “Rich Dad”, “Rich Dad Advisors”, “Rich Family”, “Rich Woman”, “Rich Life” or affiliated brands which may be designated by either Robert T. Kiyosaki or Kim Kiyosaki in his or her sole discretion.

(t)                                    “Royalty Fee” means either the Current Royalty Payments or the Unfulfilled Royalty Payments, as applicable.

(u)                                 “Royalty Rate” means (a) during the Reserve Replenishment Period, 8% of Gross Revenues which is due and payable as Current Royalty Payments and Unfulfilled Royalty Payments and (b) after the Reserve Replenishment Period, 10% of Gross Revenues, which is due and payable as the Post-Reserve Goal Royalty Payments.

(v)                                   “Territory” means within the borders of Canada, the United Kingdom and the United States.

(r)                                  “Unfulfilled Royalty Payments” means Licensee’s monthly payments to Rich Dad that are to accrue concurrently with the Current Royalty Payments and are based on actual student course fulfillment or student contract breakage in an amount equal to 5% of Gross Revenues associated with the applicable student’s contract which were the subject of the course fulfillment or student contract breakage.  Until the Reserve Goal is achieved and maintained, the maximum Unfulfilled Royalty Payments shall be deposited into the Escrow Account established pursuant to Section 3.2 of this Agreement and such amounts shall be deemed to be still owing to Rich Dad, but not due or payable until the Reserve Goal has been achieved and Licensee has sufficient cash on hand to make such payments from operating cash flow.  Once the Reserve Goal is achieved, then all Unfulfilled Royalty Payments paid into the Escrow Account shall be made payable by Licensee to Rich Dad in conformance with Section 3.2 (c) of this Agreement.  Fulfillment Royalty Payments shall be made payable by Licensee to Rich Dad to the extent Licensee has sufficient cash on hand to make such payments from operating cash flow, up to the 5% maximum.  Any excess amounts due to Rich Dad shall remain owed by Licensee, but shall not be deemed payable until Licensee has sufficient cash on hand to make such payments.  Under no circumstance will Unfulfilled Royalty Payments be payable to Rich Dad if such payments would cause the Reserve Goal to not be met.

ARTICLE II

LICENSE

Section 2.1 — Exclusive License.  Rich Dad hereby grants to Licensee an exclusive right and license to use, sell, offer to sell, make, reproduce, distribute, publicly perform, publicly display, modify and otherwise commercially exploit (collectively “Utilize”) the Licensed Rich Dad Business Information during the Term, solely within the Territory and solely within the Exclusive Field of Use.  Any and all goodwill related to the use of the Rich Dad trademarks and copyrights inures to the benefit of Rich Dad.  Licensee is not permitted to distribute any products or services including Licensed Rich Dad Business Information outside the seminars and alternative fulfillment vehicles expressly permitted by this Agreement.  This License is not transferable and it may not be sublicensed to any party without Rich Dad’s prior written consent, which may be withheld in its sole and absolute discretion, provided however that Licensee may sublicense any of the rights and licenses granted hereunder to its subsidiaries limited to, Tigrent Learning, Inc., Tigrent e-Learning, Inc., Tigrent Group, Inc., Tigrent U.K. Ltd., Tigrent Canada, Ltd., Tigrent Enterprises Inc. and Tigrent Communications, Inc.

Section 2.2 — Non-exclusive License.  Rich Dad hereby grants to Licensee a non-exclusive right and license to utilize the Licensed Rich Dad Business Information during the Term, solely within the Territory and solely within the Non-exclusive Field of Use.

Section 2.3 — Licensed Languages.  The rights and licenses granted under Sections 2.1 and 2.2 are limited to use in the Licensed Languages.

Section 2.4 — Trademark and Name, Likeness and Voice Licenses.  Rich Dad hereby grants to Licensee a non-exclusive right and license to use, reproduce, publicly display, publicly perform and distribute during the Term and within the Territory: (a) the Rich Dad trademarks and (b) the name, likeness and voices of Robert and Kim Kiyosaki to the extent provided or approved by Rich Dad; but solely in the Exclusive Field of Use and the Non-exclusive Field of Use in connection with Licensee’s license hereunder.  All such uses will be subject to Rich Dad’s prior written approval which may be withheld in Rich Dad’s sole and absolute discretion.

Section 2.5 — Transferabilitv/Sublicensing.  The rights and licenses granted under this Article II may not be conveyed, sublicensed, assigned or otherwise transferred by operation of law or otherwise by Licensee to any third party without Rich Dad’s prior written consent.  Notwithstanding the foregoing sentence Licensee may sublicense any of the rights and licenses granted under this Article II to its subsidiaries limited to, Tigrent Learning, Inc., Tigrent e-Learning, Inc., Tigrent Group, Inc., Tigrent U.K. Ltd., Tigrent Canada, Ltd., and Tigrent Enterprises, Inc. and Tigrent Communications, Inc.

ARTICLE III

PAYMENT

Section 3.1 — Payments.  Licensee shall pay to Rich Dad the Current Royalty Payments and the Post-Reserve Goal Royalty Payments no later than 15 calendar days after the end of each calendar month via wire transfer to Rich Dad’s account at Wells Fargo Bank, N.A., ABA Routing No. 121000248, Swift Code WFB1US6S, for the benefit of Rich Dad Operating Company, LLC, Account No. 568-6625012.  Any Current Royalty Payments and/or Unfulfilled Royalty Payments that are not paid within 15 calendar days after the end of a given month shall be considered delinquent.  Interest shall accrue on such delinquent Current Royalty Payments and/or Unfulfilled Royalty Payments amounts at a rate of 12% per annum until such past due amounts including any and all accrued interest on such amounts are paid in-full.

Section 3.2 — Unfulfilled Reserve.  The parties recognize the desirability of maintaining a cash reserve sufficient to ensure that Licensee can fulfill contractual commitments to RDE and/or Licensee students.  For this purpose, Licensee and Rich Dad shall establish a separate, restricted escrow account with U.S. Bank, N.A. (the “Escrow Account”), with U.S. Bank, N.A. as escrow agent (the “Escrow Agent”), together with a securities account (the “Cash Collateral Account”) established by Tigrent with Escrow Agent, as securities intermediary, for the benefit of

Rich Dad and Tigrent, as their respective interests appear hereunder, for the purpose of fulfilling outstanding contractual student commitments and paying to Rich Dad the Unfulfilled Royalty Payments.  The terms governing the use and release of any funds in the Escrow Account and the Cash Collateral Account are set forth in the Cash Collateral Account and Escrow Agreement dated as of March 16, 2010 (the “Account Agreement”) among Escrow Agent, Tigrent and Rich Dad.  In order to protect its brand, Rich Dad requires cash collateral to secure Licensee’s obligations and duties to fulfill student contracts and to secure Licensee’s obligation to pay to Rich Dad the Unfulfilled Royalty Payments and the parties are each willing to contribute funds to be used as cash collateral for those obligations and duties as provided before.  It is the stated goal of both parties that the Escrow Account and the Cash Collateral Account will accumulate an amount of funds which when summed with RDE’s and Licensee’s merchant deposit reserve funds held with credit card companies or commercial banks results in an amount equal to 30% of Licensee’s deferred revenue (the “Reserve Goal”).  The parties will use best efforts to reach the Reserve Goal as soon as possible on a commercially reasonable basis.  To secure its obligations under this Agreement, Tigrent shall grant a security interest to Rich Dad in all of Tigrent’s right, title and interest in and to the Cash Collateral Account and Tigrent represents and warrants that during the term of this Agreement, Tigrent shall not grant a lien in the Cash Collateral Account or any property credited thereto to any other person.

(a)                                  To meet the Reserve Goal, the Parties shall do the following between the Effective Date and the date that the Reserve Goal is met (the “Reserve Replenishment Period”):

(ii)                                  Within 25 days of the conclusion of each calendar month, Tigrent will calculate its Average Cash Balance as of the end last day of the month.  “Average Cash Balance” means the average cash balance of all unrestricted funds in Tigrent accounts for the prior 90-day period, but specifically excludes (i) proceeds from the sale of, or other realization on, non-core assets and (ii) any cash accounts from RDE made available to Tigrent.  In the event that the Average Cash Balance is in excess of $6,000,000, Tigrent will sweep the excess into the Cash Collateral Account; provided, however, such deposits shall not be required to the extent the resulting amount of funds then on deposit in the Cash Collateral Account are in excess of the Reserve Goal.  Under such circumstances, the Reserve Goal must remain achieved and maintained for the given month.  The parties agree that Tigrent will not be required to make the first sweep until July 25, 2010 based upon the Average Cash Balance for April, May and June, 2010.  Tigrent shall only be permitted to withdraw funds from the Cash Collateral Account at the written direction of Rich Dad delivered to the Escrow Agent pursuant to the Account Agreement.

(ii)                                On a monthly basis, Licensee shall deposit the applicable monthly Unfulfilled Royalty Payment into the Escrow Account.

(b)                                  In addition to the above-referenced cash deposits, the parties shall work cooperatively to increase student fulfillment and reduce deferred revenue.  Examples of such cooperation may include, attendance by Robert and Kim Kiyosaki at RDE events, or special marketing programs intended to increase the likelihood of student fulfillment.

(ci)                              Tigrent shall prepare and deliver written instructions to Escrow Agent so that Rich Dad receives distributions from the Escrow Account in the following amounts and in accordance with the following time frames:

(iii)                            No later than January 10, April 10, June 10 and September 10 of each calendar year of the Agreement, commencing June 10, 2010, Rich Dad shall receive a base distribution (“Base Distribution”) in an amount equal to 40% of the sum of (a) the aggregate deposits made by Tigrent during the preceding quarter and (b) the aggregate investment income on the Escrow Account.

(iv)                               Each January 10 and June 10 of each calendar year of the Agreement, commencing on June 10, 2010, Rich Dad shall receive an excess reserve distribution in the amount by which the Reserve Goal is exceeded by the sum of (a) amounts then on deposit in the Cash Collateral Account and the Escrow Account at the end of the immediately preceding month (after giving effect to the Base Distribution of even date), and (b) the merchant deposit reserve funds held with credit card companies or commercial banks as described above in this Section 3.2

(d)                                  Monthly Reports.

(i)                                    Deferred Revenue.  Licensee shall report to Rich Dad the Licensee deferred revenue and the actual amount contained in the Escrow Account as Unfulfilled Royalty Payments.  Such reports will be delivered within 25 days of the end of the applicable month.  Licensee shall consult with Rich Dad with respect to the progress being made to achieve the Reserve Goal.

(ii)                                Cash Operating Profit. “Cash Operating Profit” or “COP” means the Total Adjusted Cash Sales less the sum of: (1) all direct course expenses; (2) all advertising and sales expenses, including commissions, excluding license fees; and (3) 9% of Total Cash Sales; which is included in order to estimate the amount of cash outlays which is recorded as deferred expenses. “Monthly COP Target” means the COP goal for any particular month.  The Monthly COP Targets for FY 2010 shall be as separately agreed to by the parties.  The Monthly COP Target for each of Tigrent’s subsequent fiscal years shall be as set forth in Tigrent’s AOP for such fiscal year as approved pursuant to this Agreement.   The parties shall confer on a monthly basis to review and discuss Tigrent’s progress in achieving the Monthly COP Targets.  On a monthly basis, commencing April 2010, Licensee shall prepare a report looking backward at the prior 3 calendar months to determine whether its operations have generated not less than 85% of the aggregate COP Targets for the prior 3 calendar months (the “Profit Hurdle”).  Failure to achieve the Profit Hurdle shall be a material breach of this Agreement.

(e)                                  Investments; Investment Income.  Funds on deposit in the Cash Collateral Account may be invested such investment securities as mutually agreed to between Tigrent and Rich Dad.  Tigrent shall be responsible for reporting any interest or other income received on account of such investments and for any tax liabilities relating thereto.

(i)                                    Investment income on funds deposited to the Cash Collateral Account shall be credited to the Cash Collateral Account by the Escrow Agent as and when received; provided, however, in the event the funds then on deposit in the Cash Collateral Account, after giving effect to the crediting of such amounts to the Cash Collateral Account, exceed the Reserve Goal, such investment income shall be distributed to Tigrent to the extent of such excess.

(ii)                                Investment income on funds deposited to the Escrow Account shall be credited to the Escrow Account by the Escrow Agent as and when received; provided, however, accrued investment income shall be distributed to Rich Dad semi-annually not later than 5 business days following June 30 and December 31 of each calendar year.

ARTICLE IV

CONFIDENTIALITY

Section 4.1 — Confidentiality.  In performing the services under this Agreement, the Parties may be provided or may otherwise come into the possession of Proprietary Materials and Information and any other information regarding the business, affairs and services of the providing party (hereinafter, the “Confidential Information”), all of which are valuable to the providing party or are required by law or good business practices to be held confidential.  Each party agrees to receive, hold and treat all Confidential Information received from any other party as confidential and secret and agrees to use its best efforts to protect the confidentiality and secrecy of such Confidential Information.  Each party agrees to only divulge Confidential Information to its employees or third parties who are required to have such knowledge in connection with the performance of their obligations under this Agreement and such party shall not disclose, directly or indirectly, any Confidential Information whatsoever, including without limitation, for its own benefit or any third party’s benefit.  Confidential Information does not include information which (i) was or becomes generally available to the public, (ii) was or becomes available on a non-confidential basis, provided that the source of such information was not bound by a confidentiality agreement in respect thereof, (iii) was within the receiving party’s possession prior to being furnished by or on behalf of other party, provided that the source of such information was not bound by a confidentiality agreement in respect thereof, or (iv) the information is a duplication of materials that receiving party already possesses that are not subject to confidentiality obligations.

e)                                      For purposes of this Article IV, “Confidential Information” includes both IP and PMI as defined above.

f)                                        Upon termination of this Agreement, each party shall destroy all copies of the Confidential Information received from the other party, return all original documents and publicity materials, discontinue all use of computer links, erase all of the providing party’s Proprietary Materials and Information, including intellectual property contained in the receiving party’s computer memory or data storage, and destroy all Confidential Information stored on computer, disk, CD-Rom or computer backup within 90 days after this Agreement terminates.  The receiving party shall provide a certified document within 90 days stating that all Confidential Information in the receiving party’s possession has either been destroyed, erased, or returned, unless such Confidential Information is required to be disclosed pursuant to paragraph (d) below or for the fulfillment of any program.

g)                                     Each Party agrees that it will not disclose any Confidential Information to any third party. Further, each party agrees that it will not use Confidential Information of the receiving party for any purpose other than for the performance of the rights and obligations hereunder during the terms of this Agreement and for a period of 5 years thereafter, without prior written consent of the disclosing party.  Receiving party further agrees that Confidential Information shall remain the sole property of the party providing such information and that it will take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information by its employees.  The terms of this Article IV shall survive the termination of this Agreement.

h)                                     The obligations regarding Confidential Information in this Article IV do not apply if: (i) the Parties have agreed in writing to a particular disclosure, use or copying; or (ii) either Party (the “Disclosing Party”) is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required to comply with any applicable law or by a regulatory body to make any disclosure that is prohibited or otherwise constrained by this Agreement.  In such case, the Disclosing Party will provide the other party with prompt notice of such request and consult with the other party to the extent practicable, so that it may seek an appropriate protective order or other appropriate remedy.  Subject to the foregoing, the Disclosing Party may furnish that portion (and only that portion) of the Confidential Information that, in the written opinion of its counsel reasonably acceptable to the other party, the Disclosing Party is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty; provided, however, that the Disclosing Party must use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so disclosed.

ARTICLE V

RIGHTS AND RESTRICTIONS ON INTELLECTUAL PROPERTY USE

Section 5.1 — Acknowledgement of Ownership.  Licensee acknowledges and agrees that the rights Rich Dad grants to Licensee pursuant to this Agreement constitute a limited license of limited duration, and that Licensee rights to use Rich Dad’s Proprietary Materials and Information terminate with the termination of this Agreement except to the extent permitted under Section 1.1.  Licensee further acknowledges that nothing in this Agreement grants Licensee any ownership interest of any kind whatsoever in Rich Dad’s Proprietary Materials and Information, which ownership rests exclusively to Rich Dad and/or its Affiliated Entities.

Section 5.2 — Disclaimer of Title in Confidential Proprietary Materials and Information and/or IP.  Licensee hereby disclaims any right, title, ownership and interest in Rich Dad’s  Confidential Proprietary Materials and Information and/or IP, except for those specific rights granted to Licensee herein, and covenants to transfer or assign back to Rich Dad and/or its Affiliated Entities any rights, title, ownership, or interest that it may acquire in Rich Dad’s Confidential Information.

Section 5.3 — Use of Trademarks.  Licensee acknowledges the validity of Rich Dad’s trademarks, including but not limited to the trademarks “Rich Dad,” “CASHFLOW,” and “The CASHFLOW Quadrant” among many others, as well as the Rich Dad trade dress.  Licensee agrees that it will use only those trademarks for which it has been granted a license pursuant to this Agreement, and that it will use those trademarks only in accordance with the terms and provisions of this Agreement.  Licensee shall not at any time during or after the Term do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of Rich Dad’s right, title, and interest in the trademarks.

Section 5.4 — No Affiliation: Use of .Marks.  Licensee recognizes the great value of the publicity and goodwill associated with Rich Dad name, its trademarks and trade dress and acknowledges both that such goodwill exclusively belongs to Rich Dad and any use of the trademarks inures to Rich Dad and that the trademarks have acquired a secondary meaning in the mind of the purchasing public.  Licensee agrees that neither it nor any of its members, directors, officers, employees, agents, or any entity affiliated with it shall use during or after the Term Rich Dad’s Intellectual Property or PMI, Proprietary Materials and Information in any manner that would suggest sponsorship, affiliation, or joint venture by or with Rich Dad without the express written consent of Rich Dad specifically for such usage.

Section 5.5 - Assignment.  Licensee hereby assigns to Rich Dad all right, title, and interest that it may acquire in and to any and all derivatives, abridgements, improvements, derivative adaptations or modifications to the Confidential Information and IP, as well as any and all subsidiary rights in other media whether now or later known which is made or devised by Licensee alone or jointly with others, or which Licensee creates, conceives or which was first made in connection with Licensee’s undertakings under this Agreement.

Section 5.6 — Infringement.  If Licensee is notified of any actual or threatened infringement within the Territory of the rights granted to it pursuant to the licenses granted by this Agreement, Licensee shall immediately notify Rich Dad of the infringement or potential infringement. Enforcement of any alleged infringement shall be at Rich Dad’s sole and absolute discretion, and at Rich Dad’s sole option.  Licensee shall not have any independent right to enforce the Rich Dad IP rights.  Rich Dad may, at its sole option, grant Licensee the right to pursue IP infringement on a case-by-case basis.

If the parties have notice that a person or concern is infringing on the use of the Licensed Rich Dad Business Information within the Exclusive Field of Use, and Rich Dad refuses to enforce its IP right or allow Licensee to enforce the IP rights granted under this Agreement, then such action will be a material breach of this Agreement.

Section 5.7 — Reservation of Rights. All rights not expressly granted to Licensee herein are reserved to Rich Dad.  Such reserved rights shall, without limiting the generality of the foregoing, include rights to any derivative, abridgement, improvement, derivative adaptation or modification, as well as any and all subsidiary rights in other media, whether now known, or later devised.

Section 5.8 — Effect of Termination by Rich Dad.  If Rich Dad rightfully terminates the License Agreement due to a material breach by Tigrent (including any Event of Default set forth in Article VII), then Tigrent will provide to Rich Dad a non-exclusive, perpetual, transferable, sublicensable right and license to Utilize: (a) any intellectual property developed by RDE or Tigrent that was branded with the Rich Dad logos and that was used as part of: (i) the free preview seminars or (ii) the basic seminars, and (b) the Rich U advanced course materials.  For the avoidance of doubt, the parties state that this license is not intended to provide any intellectual property developed by RDE or Tigrent related to any Advanced training, seminars or courses (except the Rich U Advanced course materials), as these materials are based on intellectual property developed by or on behalf of RDE or Tigrent without reference to Rich Dad intellectual property.

ARTICLE VI

REPRESENTATIONS, WARRANTIES, AND ACKNOWLEDGEMENTS

Section 6.1 — Necessary Resources.  Licensee warrants that it has available to it and shall use, all the rights, tools, utilities, and manpower necessary to perform and fulfill its obligations under this Agreement.

Section 6.2 — Authority.  Licensee and Rich Dad warrant to each other that each has the authority to enter into this Agreement and bind itself thereto.

Section 6.3 — Other Agreements Not Breached.  Licensee and Rich Dad warrant to each other that this Agreement does not violate any agreement either party may have with third parties, and Licensee and Rich Dad warrant to each other that their respective performance under this Agreement will not place either party in breach of any other obligations.

Section 6.4 — Others’ Intellectual Property Not Infringed.  Licensee and Rich Dad each warrant to the other that their respective performance under this Agreement does not violate any intellectual property or other proprietary rights of third parties.

Section 6.5 — Ownership of Intellectual Property.  Rich Dad represents and warrants to Licensee that it owns or otherwise controls the copyrights, trademarks, and patents that are or may be the subject of this Agreement, and that it has the sole and exclusive right to extend the limited license of rights herein granted to Licensee.

Section 6.6 — Confidentiality in Subcontracts.  Licensee represents that it may contract with third parties (“Sublicensees”) to perform certain work for Licensee in the performance of Licensee’s obligations under this Agreement.  Licensee warrants that it will require Sublicensees to maintain confidentiality with respect to Rich Dad’s Confidential Information in the same manner as required of Licensee itself pursuant to this Agreement.

Section 6.7 — Duty of Good Faith.  Licensee and Rich Dad represent and warrant to each other that each will deal with the other in good faith regarding this Agreement and any interaction incidental thereto, and that neither will act in such manner as to deprive the other of the benefit of its bargain under this Agreement.

Section 6.8 — Failure of Warranty.  Licensee’s representations and warranties as set forth in this Article VI are a material part of this Agreement, and Rich Dad relies on them accordingly.  If any such Licensee’s warranties and representations are untrue, inaccurate, or otherwise incomplete, then Rich Dad, at its option and in addition to any other rights and remedies it may possess at law or in equity, may make such reasonable demands for assurances of continued performance from Licensee as Rich Dad shall deem necessary.  If Rich Dad does not accept Licensee’s additional assurances, Rich Dad may choose to declare Licensee in default.

Section 6.9 — Entire Agreement.  Licensee warrants to Rich Dad that it has not relied on any oral statements inconsistent with this Agreement made by Rich Dad, its employees, officers, directors, or agents, and that this Agreement is the entire agreement between the parties with respect to the matters herein.

Section 6.10 — Indemnity.  The parties to this Agreement agree to indemnify and hold each other harmless as follows:

Section 6.10.1 — Indemnity by Licensee.  Licensee agrees to indemnify and hold harmless Rich Dad and its Affiliated Entities, their licensees, customers, directors, members, officers, employees, agents, successors and assigns, for, from, and against all liabilities, demands, judgments, costs, expenses, fees (including without limitation attorney’s fees), settlements, penalties, or losses of any nature whatsoever to the extent that they may be incurred in connection with any third party claim, action, or proceeding claiming or asserting Licensee’s performance or failure to perform under this Agreement, or Licensee’s breach of its representations and warranties made as part of this Agreement.

Section 6.10.2 — Indemnity by Rich Dad.  Rich Dad agrees to indemnify and hold harmless Licensee its subsidiaries and affiliated companies and their directors, members, officers, employees, agents, successors and assigns, for, from, and against all liabilities, demands, judgments, costs, expenses, fees (including reasonable attorney’s fees), settlements, penalties, or losses of any nature whatsoever to the extent that they may be incurred because of any third-party claim, action, or proceeding claiming or asserting that the rights licensed to Licensee by Rich Dad pursuant to Article II, including Rich Dad Business Information (including all Proprietary Materials and Information contained therein), violate a third party’s copyright, patent, or trademark or other intellectual property right; or is otherwise libelous, defamatory, or an invasion of infringe any third party’s Intellectual Party contains any defamation or violates any right of privacy or publicity of any party.

Section 6.11 — Return of Materials upon Termination.  Licensee warrants that, upon termination of this Agreement for whatever reason, it shall return any and all copies of Rich Dad’s Confidential Information that Licensee has in its possession, as well as any other documents or things belonging to Rich Dad that may be in Licensee’s possession, to Rich Dad office forthwith, at Licensee’s expense.

Section 6.12 — Failure to Cease Exploitation.  Licensee acknowledges that its failure (except as otherwise specifically provided herein) to cease the exploitation of the Licenses granted under this Agreement at the earlier or termination or expiration of this Agreement will result in immediate and irreparable damage to Rich Dad, and to the rights of any other licensors or licensees of Rich Dad. In addition, Licensee further acknowledges and admits that there is no adequate remedy at law for such failure and Licensee therefore hereby voluntarily and knowingly stipulates and agrees that in the event of any such failure, Rich Dad shall be entitled to seek injunctive relief and other equitable remedies without the necessity of posting a bond, as well as costs and attorneys’ fees.

Section 6.13 - Limitations on Liability.  In no event will either party be liable for the punitive damages.

ARTICLE VII

DEFAULT AND BREACH

Section 7.1 — Default defined. Rich Dad may, at its option, declare Licensee to be in default of this Agreement if:

(r)                                  Licensee suffers any material levy, lien, or attachment (“Liens”) arising after the Effective Date, and fails to either bond or pay-off the Lien within 20 days;

(s)                                  Licensee files for Chapter 7 or Chapter 11 bankruptcy;

(t)                                    Licensee transfers all or substantially all of its assets;

(u)                                 Licensee suffers any material restriction on its ability to do business as a result of current or future lawsuits or governmental proceedings;

(v)                                   Licensee’s failure to program sufficient courses so that at least 75% of the prior years’ students have the opportunity to fulfill the course work purchased during the current calendar year;

(w)                                Licensee fails to make any payment to Rich Dad pursuant to this Agreement when due;

(x)                                  A royalty audit reveals a material deviation (> 10%);

(y)                                  Licensee fails to timely perform its material obligations;

(z)                                  Licensee materially breaches any of its representations or warranties in this License Agreement;

(aa)                            A “going concern” qualification in an audit opinion for Licensee is issued with respect to any fiscal year after 2010;

(bb)                            Licensee’s periodic reports filed with the Securities and Exchange Commission pursuant to the Securities Act of 1934, as amended (the “Exchange Act”), fail to comply in all material respects with the requirements of the Exchange Act;

(cc)                            Licensee attempts to assign, transfer, or sublicense any of the rights and licenses granted without Rich Dad’s prior written approval, provided however that Licensee may sublicense any of the rights and licenses granted hereunder to the extent permitted under Section 2.5;

(dd)                          Licensee’s withdrawal of funds from the Cash Collateral Account except pursuant to a written instruction from Rich Dad to the Escrow Agent;

(ee)                            Licensee’s withdrawal of funds from the Cash Collateral Account based on any report prepared by the Licensee, after the attainment of the Reserve Goal, in any amount which would make it so the Reserve Goal was no longer met, without Rich Dad’s prior written consent;

(ff)                                Licensee’s failure to fulfill at least 50% of the prior year’s ending Deferred Revenue;

(gg)                          Licensee’s failure to comply with its obligations under Article VIII of this Agreement.

(hh)                          Licensee’s failure to act in good faith in its dealings with Rich Dad regarding this Agreement.

Section 7.2 — Default Procedures.  If Rich Dad chooses to declare Licensee in default after the occurrence of any event under Section 7.1 or for any other material breach, then Rich Dad shall provide to Licensee a written notice of default (“NOD”).  Licensee shall have the right to cure such default within 30 days of receipt of the NOD, unless such default event cannot be cured in such 30-day period in which case Licensee must demonstrate to Rich Dad’s satisfaction within such 30-day period that it has taken reasonable steps to cure such default event.  If Licensee fails to cure the default event within the allotted time, Rich Dad may, at its sole and absolute discretion, declare a material breach of this Agreement and terminate this Agreement effective immediately.  Notwithstanding the foregoing, any default under Section 7.1 (a) though (e) are not subject to any cure period, and create an immediate option to terminate for Rich Dad or deem this Agreement terminated for purposes of terminating the Escrow Account created pursuant to the Account Agreement.

Section 7.3 — Rights on Breach.  If Licensee commits an act or omission that constitutes a material breach of this Agreement, then Rich Dad may terminate this Agreement effective immediately by delivery of a written notice of breach and termination, which shall describe the acts or omissions that constitute the material breach, and shall provide instructions to Licensee for the return of Rich Dad’s Confidential Information.

Section 7.4 — Default Not Exclusive.  Nothing in this Article VII or otherwise in this Agreement shall restrict or otherwise impair any right Rich Dad may have in law or equity to terminate this Agreement without further notice in the event of a total material breach of this Agreement by Licensee.

ARTICLE VIII

LICENSEE’S ADDITIONAL OBLIGATIONS

Section 8.1 — Performance Level Reporting.

(c)                                  Licensee to meet the following performance standards:

i.                                         Timeliness.  Service Level/Average Speed of Answer.  This is how quickly the average telephone call is answered.  Licensee’s goal is to answer 80% of the calls within 3 minutes.

ii.                                     Abandonment or percentage of calls not answered.  Licensee’s goal is less than 20% of the calls should abandon within 90 days of the execution of the definitive license agreement, 18% at the 180 day mark and 15% at the 270 day mark.  Licensee will test announcing current hold time to anyone who is placed on hold.

iii.                                 Responsiveness to satisfy customers who call/write or e-mail or otherwise communicate with a concern or complaint.  Licensee’s goal shall be to have an initial response within 24 hours - 100% of the time.  The goal is to conclude the complaint handling, which would include the customer being notified and agreeing to the handling as quickly as possible.  Licensee’s goal is to resolve 80% of its complaints within 72 hours. Refund requests received in writing will be resolved, meaning an official determination on the refund will be issued within 10 business days 80% of the time.  Should the customer issue a rebuttal to the determination, the process will start over again the date of the written rebuttal.

iv.                                    Lagging Indicators.  Those indicators that if managed correctly, should lead to a reduction in certain areas of customer complaints and a resultant rise in overall customer satisfaction.

v.                                        Source of Complaints.  Customer Complaints from the following sources should be reviewed and categorized in order to understand how the organizations of people or processes need to be improved to avoid receiving a similar complaint in the future:

1.             Robert T. Kiyosaki and/or Kim Kiyosaki

2.             Rich Dad Operating Company, LLC

3.             Any Attorney General Complaint

4.             Any Complaint from a Private Attorney

5.             Any Better Business Bureau (“BBB”) Complaint

vi.                                    Customer Surveys.  Feedback mechanisms that customers let Licensee know:

1.                                      What customers like about doing business with Licensee.

2.                                      In what areas customers want improvements.

3.                                      Identify lagging indicators.  This should allow Licensee to track satisfaction and dissatisfaction levels over time.  It is important that as Licensee reviews the trends of lagging indicators, that Licensee creates “Action Plans.”  These Action Plans should commit resources and talent to developing people and possibly a better process or policy that eliminates the sources of complaints.  Most attention is normally directed toward those complaints that are received most frequently.  Only by measuring these lagging indicators will Licensee know where to focus its attention on.

(d)                                  Licensee to report on each of the above performance covenants on a weekly basis, in a form suitable to Rich Dad, in Rich Dad’s discretion, subject to change by Rich Dad from time-to-time.

Section 8.2 — Board Meeting Observation Rights.

(g)                                 Licensee shall permit Rich Dad 1 representative, designated by Rich Dad in its sole discretion (the “Board Observer”), to attend all meetings of Licensee’s Board of Directors in a nonvoting capacity, and, in connection therewith, Licensee will provide to such representative copies of all notices, minutes, consents and other materials, financial or otherwise, which Licensee provides to its Board of Directors provided, however, that Licensee reserves the right to exclude such representative from access to any material or meeting or portion thereof if Licensee reasonably believes, upon advice of counsel, that such exclusion is reasonably necessary in order for the directors to fulfill their fiduciary duties or to preserve the attorney-client privilege (such rights, “Board Observation Rights”).

(h)                                 Licensee shall pay, defend, protect, indemnify and hold Rich Dad and its members, managers, officers, employees, agents and assigns (the “Observer Indemnified Parties”), harmless for, from, and against any and all losses, causes of action (whether in contract, tort, or otherwise), claims, costs, damages, demands, judgments, liabilities, suits, and expenses (including, without limitation, reasonable costs of investigation, and attorneys’ fees and expenses) of every kind, character, and nature whatsoever arising out of the exercise of Rich Dad’s Board Observation Rights (individually and collectively, the “Observer Liabilities”), including any and all Observer Liabilities arising from the active or passive negligence of the Observer Indemnified Parties, provided, however, that such indemnification rights shall include active or passive negligence, but shall not extend to the gross negligence or willful misconduct of the Observer Indemnified Parties.

(i)                                    Observer Indemnified Parties shall notify Rich Dad of the existence of any claim, demand, or other matter to which Licensee’s indemnification obligation applies, and shall give Licensee a reasonable opportunity to defend the same at its own expense and with counsel satisfactory to the Observer Indemnified Parties; provided that the Observer Indemnified Parties shall at all times also have the right to fully participate in the defense at its own cost.

(j)                                    If the Observer Indemnified Parties are advised in an opinion of counsel that there may be legal defenses available to it which are different from or in addition to those available to Licensee or if the Observer Indemnified Parties shall, after receiving notice of Licensee’s indemnification obligation and within a period of time necessary to preserve any and all defenses to any claim asserted, fails to assume the defense or to employ counsel for that purpose satisfactory to the Observer Indemnified Parties, the Observer Indemnified Parties shall have the right, but not the obligation, to undertake the defense of and to compromise or settle the claim or other matter on behalf of, for the account of, and the risk of Licensee.  In the event of the exercise of the right set forth in this paragraph (d), Licensee shall be responsible for the reasonable counsel fees, costs, and expenses of the Observer Indemnified Parties in conducting its defense.

(k)                                Licensee shall add Board Observer to Licensee’s Directors and Officers insurance policy, and Licensee shall provide a copy of the Certificate of Insurance showing coverage for the Board Observer within 15 days of Rich Dad’s designation of the Board Observer.

(l)                                    At the option of Rich Dad, to be exercised in its sole discretion, Licensee will take reasonable efforts to cause 1 individual designated by Rich Dad to be appointed as a member of the Board of Directors of Tigrent.

Section 8.3 — Quality Control.

(j)                                    The use of Licensed Rich Dad Business Information in any Seminar Materials or Seminar shall be subject to prior written approval of Rich Dad, including any such approval prior to the Effective Date of this Agreement.

(k)                                Approval Process:  Licensee shall provide Rich Dad (to the attention of Marian Van Dyke) a syllabus (in such form as Rich Dad may reasonably request) for each Seminar and samples of all associated Seminar Materials (including any collateral items not bearing the Licensed Marks) at least 10 days prior to offering or conducting the Seminar or distributing or offering for sale or otherwise making available to the public the Seminar Materials.

(l)                                    Unless Rich Dad notifies Licensee that the Seminar or Seminar Materials are rejected within 10 days from receipt by Rich Dad of the samples, Licensee may go forward with offering the Seminar Materials.

(m)                              After samples have been approved in writing, Licensee may not make any material change to the use of the Rich Dad Business Information in the merchandise or materials without Rich Dad’s prior written approval.

(n)                                 Licensee shall provide Rich Dad, without charge, additional samples of each item of Seminar Materials from time to time as Rich Dad may request.

(o)                                  At the expense of Licensee, Rich Dad shall have the right to audit seminar quality through attendance as follows:  Up to 12 3-day fulfillment seminars per year and up to 12 advanced training seminars per year.

(p)                                  Licensee shall develop (at its own cost) all draft sales and marketing materials for the Program as the parties shall mutually agree from time-to-time (“Draft Marketing Materials”), and shall submit such draft materials to Rich Dad for Rich Dad’s approval, which Rich Dad may withhold in its sole and absolute discretion.

(q)                                  Rich Dad shall provide Licensee with access to at least 1 Rich Dad employee with current knowledge of Rich Dad, Rich Dad Intellectual Property, and Rich Dad’s brand marketing strategies, who can provide Licensee that information for Licensee to incorporate into PEI’s materials marketing the seminars.  The initial Rich Dad employee shall be Marian Van Dyke.

(r)                                  Upon receipt of the Draft Marketing Materials, Rich Dad shall have 5 business days to approve of the Draft Marketing Materials.  If Rich Dad rejects the Draft Marketing Materials, it shall so inform Licensee in writing, and shall include in that writing the reasons for the rejections and any suggestions Rich Dad may have for changes to the Draft Marketing Materials.  If Rich Dad does not respond within 5 business days, the Draft Marketing Materials shall be deemed approved.

Section 8.4 — Customers.  Rich Dad defines a “Customer” as some someone who has completed the 10 steps in the CASHFLOW Club Kit.  While others may purchase Licensee Programs, Rich Dad’s focus is on creating Customers as defined in this Paragraph.  Licensee will be periodically asked to support Rich Dad in creating Customers as these people are far more likely to purchase Licensee programs than other users of Rich Dad’s products and services.

Section 8.5 — Access to Employees and Independent Contractors.  Licensee shall provide Rich Dad, and Robert and Kim Kiyosaki access to Licensee employees, subject matter experts and independent contractors for the purpose of providing feedback between the parties related to seminar content and presentations, marketing and advertising review support, and product development and integration related to the Rich Dad brand and Rich Dad customers; provided that Rich Dad shall not directly or indirectly solicit, hire or interfere with the relationship of Licensee and such employees and to keep confidential any information relating to Licensee and furnished to Rich Dad, using the same degree of care as Licensee uses to protect its own confidential information.  Notwithstanding the foregoing, Rich Dad may also work with subject matter experts and independent contractors on activities, events and projects unrelated to Licensee.

Section 8.6 — Business Plan.  Licensee shall submit a Business Plan and Preliminary Budget for the each upcoming year of this Agreement no later than November 1st of the current year.  Rich Dad shall have 10 business days from the date of submission of the Business Plan to approve or reject the proposed business plan. Rich Dad may, in sole and absolute discretion, reject the business plan.  In particular, Rich Dad will reject the business plan if:

(c)                                  the business plan fails to provide adequate opportunities for at least 75% of the prior years’ students to have the opportunity to fulfill the course work purchased during the current calendar year.

(d)                                  the business plan requires multiple visits to the same cities and towns during the course of a year, at a level which Rich Dad determines, in its sole and absolute discretion to be detrimental to its brand.

If Rich Dad rejects a Business Plan hereunder, then the parties shall cooperate to attempt to resolve all issues that form the basis for such rejection.  Pending the resolution of such issues, Licensee shall continue to operate its business in a manner that reflects the principles of student fulfillment that form the underlying basis for this Agreement.

Section 8.7 — Quarterly Business Review.  Each calendar quarter, RD and Tigrent will meet to review and discuss Tigrent’s financial performance during the prior quarter.  Such discussions will include:

(d)                                  Adjusted EBITDA (as publically reported by Tigrent) as a tool to measure the profitability of Tigrent on cash—basis, as opposed to an accrual—basis.

(e)                                  COP Ratio will be used to determine the COP’s ability to provide coverage for certain expenses that are not related to direct course expenses.

(f)                                    Total Adjusted Cash Sales.

ARTICLE IX

ACCOUNTING PROCEDURES

Section 9.1 — Agreed Upon Procedures.  If, after notification from Rich Dad or an objection to the contents of any accounting statement rendered by Licensee, the parties are unable to agree upon an adjustment thereto within 10 days of such notice, Rich Dad shall propose a nationally or regionally recognized audit firm (the “Agreed Accountants”) such firm to be approved by Licensee (such approval not to be unreasonably withheld or delayed) to examine Licensee’s books of account. Licensee consents to Rich Dad, if it deems appropriate, to appoint Agreed Accountants to render agreed-upon procedures (“Agreed Procedures”) to review the financial records of Licensee to ensure that Licensee is complying with its obligations under this Agreement at Rich Dad expense; provided, however, that such examination of records shall not occur more frequently than 3 times per calendar year and the records examined shall be pertinent to the purposes of this Agreement.

Section 9.2 — Certification.  The Agreed Accountants shall certify that such examination shall be conducted in accordance with the Agreed Procedures and the then-current generally-accepted auditing standards (“GAAS”) of the applicable society of certified public accountants for the performance of the Agreed Accountants.  The Agreed Accountants may conduct the examination at a reasonably convenient time during Licensee’s regular business hours at the place where Licensee normally keeps the books and relevant records; provided, however, that in the presence of a representative of Licensee, the Agreed Accountants may make copies or extracts of Licensee’s books and records as needed to perform procedures outside Licensee’s offices.

Section 9.3 — Insufficient Records.  The fees and costs of the Agreed Accountants shall be initially borne by Rich Dad; provided, however, that if the Agreed Procedures audit has been made necessary by the failure of Licensee to ensure that full and accurate financial records are kept of all matters in accordance with this Agreement, and/or if an adjustment of greater than or equal to 10% is determined by any such audit between the records of Licensee and the amounts actually paid, then Licensee must reimburse Rich Dad for the cost of the Agreed Procedures including but not limited to the reasonable charges of any independent accountant.

Section 9.4 — Notice. Rich Dad shall notify Licensee of the outcome of the Agreed Procedures audit, and if the discrepancy is less than 10% then Licensee shall take such action as is reasonably required to rectify the situation so that any discrepancy does not appear in the future. Rich Dad shall allow Licensee a reasonable amount of time to rectify the discrepancy.

Section 9.5 — Payment of Discrepancy Amounts. Any discrepancy shall be paid by Licensee to Rich Dad within 10 days of Rich Dad providing notice thereof to Licensee.

ARTICLE X

MISCELLANEOUS

Section 10.1 — Cross-Default.  Any default by Licensee under this Agreement will also constitute a default by Licensee under that certain Cooperation Marketing and Advertising Agreement (“Cooperative Agreement”) by and between Licensee, Rich Dad and PEI of even date herewith or thereabout.  Any termination of this Agreement as a result of a default or breach under this Agreement shall provide Rich Dad with the option to also terminate the Cooperative Agreement.

Section 10.2 — Compliance with Applicable Laws.  Each party shall use reasonable efforts to comply with all applicable federal and state laws, rules, and regulations, as well as the applicable laws of the jurisdiction(s) in which Licensee resides and conducts business.

Section 10.3 — Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Arizona, without regard to federal or state choice of law principles.

Section 10.4 — Choice of Forum.  Any action brought to enforce or interpret the terms of this Agreement shall be brought exclusively in either the Superior Court of the State of Arizona in and for the County of Maricopa; or the United States District Court for the District of Arizona, located in Phoenix, Arizona.

Section 10.5 — Alternative Dispute Resolution.  Unless the parties expressly agree otherwise in writing, any dispute, controversy or claim between the parties related to interpretation or enforcement of this Agreement will be determined by binding arbitration in accordance with the rules of Judicial and Administrative Mediation Services (hereinafter “JAMS”).  If the parties cannot agree on a JAMS arbitrator 20 calendar days after notification of the claim, JAMS will appoint an arbitrator to hear the matter and not by court action.  The parties shall share equally all initial costs of arbitration.  All decisions of the arbitrator shall be final, binding, and conclusive on all parties.  Notwithstanding the above, claims related to termination of this Agreement, intellectual property, confidentiality and/or injunctive relief will not be subject to arbitration.  The prevailing party shall be entitled to reimbursement of attorneys’ fees, costs, and expenses incurred in connection with the arbitration or litigation.

Section 10.6 — Notice. All notices, demands, and other communications to be given or delivered pursuant to this Agreement shall be in writing, and shall be deemed to have been given and received after: (a) personal delivery; (b) upon confirmation of successful transmission by facsimile; or (c) 3 business days from deposit with the United States Postal Service, registered or certified mail, return receipt requested, and postage prepaid to the Notice Address or to the last known address of the party for whom the notice was intended.

Section 10.7 — Representation by Attorney.  Each party to this Agreement has either: (a) been represented by an attorney of their choice in connection with the negotiation and execution of this Agreement; or (b) declined to be so represented by an attorney after having a reasonable opportunity to secure such representation.

Section 10.8 — Amendment.  This Agreement, including all exhibits attached hereto, may not be amended or modified except by a document signed by all parties.  Such Amendments or Addenda shall specifically reference this Agreement and, to the extent that existing rights or obligations are modified, shall specifically identify the Section(s) of this Agreement affected by the Amendment or Addendum.

Section 10.9 — No Waiver.  The failure of any party to this Agreement to enforce any particular provision of this Agreement at any time shall not be construed as a waiver of such provision or provisions for any future dealing between the parties; nor shall it in any way affect the validity of this Agreement or any portion thereof, or any party’s ability to enforce such provision at any time in the future.  No party’s failure to act on a breach by the other party shall be construed as a future waiver of any subsequent breach of the same or other provisions of this Agreement.

Section 10.10 — Merger.  All prior and contemporaneous agreements, statements, and understandings with respect to the subject matter of this Agreement, if any, among the parties hereto, or their agents, are merged into this Agreement, and this Agreement shall constitute the entire agreement between the parties.

Section 10.11 — Successors.  The terms of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the successors, assignees, and transferees of the parties hereto.

Section 10.12 — Severability.  Each provision of this Agreement shall be construed to preserve its validity and enforceability to the extent possible.  In the event any provision of this Agreement is declared void, invalid, or unenforceable, the provision should be modified to the extent necessary to make it valid and enforceable.

Section 10.13 — Section Headings.  The section headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.14 — Counterparts/facsimile.  This Agreement may be executed in 2 or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single instrument.  This Agreement may be executed by any party by delivery of a facsimile signature, which shall have the same force and effect as an original signature.  Any party which delivers a facsimile signature shall promptly thereafter deliver an originally executed signature to the other parties; provided, however, that the failure to deliver an original signature page shall not affect the validity of any signature delivered by facsimile.

Section 10.15 — Survival.  The obligations and duties of Licensee under Articles II — VI, inclusive, and Articles IX and X shall survive expiration or termination of this Agreement, regardless of reasons therefor.

Section 10.16 — Limits on Capital Expenditures for non-Rich Dad business.  Tigrent’s capital expenditures associated with any and all businesses other than the Rich Dad Education Business will not exceed $500,000 during any calendar year without the approval of Rich Dad, which will not be unreasonably withheld.

Section 10.17 — Financial Information.  Tigrent has supplied Rich Dad on the date hereof financial projections (individually and collectively, the “Information”), with the intent that Rich Dad would rely on the Information, to the extent reasonable to do so.  The Information represents good faith estimates of the performance of Tigrent for the periods stated therein based upon assumptions which were believed in good faith to be reasonable when made in all material respects.

Section 10.18 — No Intended Third Party Beneficiaries. The parties acknowledge and agree that there are no intended third party beneficiaries of this Agreement, including without limitation, other licensees of the Rich Dad brand and intellectual property or students of the Rich Dad Education Business.

[Remainder of Page Intentionally Left Blank]

ARTICLE XI
PARTY ADDRESSES

The addresses of record for the parties to this Agreement are set forth below, subject to written modification from time to time:

Rich Dad Operating Company, LLC 4330 North Civic Center Plaza, Suite 101 Scottsdale, Arizona 85251 Attn: Neil R. Dubé, Staff Attorney Fax: (480) 949-6085	Tigrent Inc. 1612 East Cape Coral Parkway Cape Coral, Florida 33904 Attn: James E. May Fax: (239) 540-6501

Rich Global, LLC 4330 North Civic Center Plaza, Suite 101 Scottsdale, Arizona 85251 Attn: Neil R. Dubé, Staff Attorney Fax: (480) 949-6085

[Remainder of Page Intentionally Left Blank]

[Signature Page Follows]

WITNESS WHEREOF, the undersigned have caused the parties hereto to enter into this Agreement effective the date first written above.

Tigrent Inc.,	Rich Global, LLC,
a Colorado corporation	a Wyoming limited liability company

By:	By:
Steven C. Barre	Michael R. Sullivan
Interim Chief Executive Officer	Director of Operations

Rich Dad Operating Company, LLC,
a Nevada limited liability company

By:
Michael R. Sullivan
Director of Operations

RICH DAD EDUCATION, LLC

SETTLEMENT AGREEMENT AND RELEASE

EXHIBIT F

FORM OF CASH COLLATERAL AND ESCROW AGREEMENT

CASH COLLATERAL ACCOUNT, ESCROW AND SECURITY AGREEMENT

This Cash Collateral Account, Escrow and Security Agreement (“Agreement”) is made as of March 16, 2010, by and among U.S. Bank National Association (the “Escrow Agent”), Tigrent Inc., a Colorado corporation (“Tigrent”), and Rich Dad Operating Company, LLC, a Nevada limited liability company (“Rich Dad”).

RECITALS

A.            WHEREAS, Tigrent and Rich Dad, among others, are parties to that certain Settlement Agreement and Release (“Settlement Agreement”) dated as of March 16, 2010;

B.            WHEREAS, Tigrent and Rich Dad are parties to that certain Rich Dad Operating Company, LLC License With Tigrent Inc., dated as of March 16, 2010 (the “2010 License”) between Tigrent and Rich Dad;

C.            WHEREAS, pursuant to the 2010 License, Tigrent and Rich Dad have agreed to cause the deposit of certain funds with the Escrow Agent and the parties to this Agreement desire to define the terms and conditions pursuant to which the Escrow Agent shall hold and release such funds or portions thereof;

D.            WHEREAS, Tigrent and Rich Dad wish to establish an escrow account with the Escrow Agent as more fully described below for the purposes set forth hereunder,

E.              WHEREAS, Tigrent and Rich Dad wish to establish a securities account with Escrow Agent as a cash collateral account as more fully described below for the purposes set forth hereunder; and

F.              WHEREAS, the parties hereto intend that respecting such collateral account the (i) escrow agent is acting as a “securities intermediary,” (ii) the cash collateral account is a “securities account” and (iii) Tigrent is the “entitlement holder” with respect to the cash collateral account, as such terms are defined under Articles 8 and 9 of the Uniform Commercial Code as in effect in the State of Arizona (the “UCC”)

NOW, THEREFORE, in consideration of the premises and of the respective agreements on the part of the Escrow Agent, Tigrent and Rich Dad, the parties hereto hereby agree as follows:

AGREEMENT

Section 1.              Definitions.  Unless otherwise defined herein, all capitalized terms shall have the meaning ascribed to such term in the 2010 License.

Section 2.              Establishment of Accounts — Cash Collateral Account.

a.     Escrow Agent hereby establishes a securities account (the “Cash Collateral Account”) in the name of Tigrent, which shall be identified on the books and records of the Escrow Agent as the “Tigrent Cash Collateral Account for the Benefit of Rich Dad Operating Company, LLC, as Secured Party.”

b.     The Escrow Agent agrees to treat all property credited to the Cash Collateral Account as a financial asset under Section 47-8102(A)(9)(c) of Article 8 of the UCC.

Section 3.            Establishment of Accounts — Escrow Account.  Escrow Agent hereby establishes a segregated account (the “Escrow Account”) which shall be identified on the books and records of the Escrow Agent as the “2010 License Escrow Account.”  The Escrow Account shall be maintained in the corporate trust department of Escrow Agent and the funds deposited therein and the assets credited thereto shall not be commingled with the funds or other property of the Escrow Agent or any other person.

Section 4.              Security Interests.

a.     Cash Collateral Account - To secure the obligations of Tigrent under the 2010 License, Tigrent hereby grants a first priority security interest to Rich Dad in all of Tigrent’s right, title and interest in and to the Cash Collateral Account, all funds deposited therein and the assets credited thereto (including all security entitlements arising therefrom) and all proceeds of the foregoing.  Escrow Agent agrees to comply with all written instructions received from Rich Dad relating to the Cash Collateral Account without further consent of Tigrent.   Except for investment directions to the Escrow Agent from Tigrent pursuant to Section 6 hereof, the Escrow Agent agrees that it shall not comply with any written instruction from any party other than Rich Dad pursuant to a written instruction delivered to the Escrow Agent pursuant to Section 9 hereof.

b.     Escrow Account — Tigrent and Rich Dad intend that neither Tigrent nor Rich Dad shall have any present interest in any funds deposited in or assets credited to the Escrow Account and that each of Tigrent’s and Rich Dad’s interest respecting the Escrow Account and the funds on deposit therein and the assets credited thereto are limited solely to the right to receive distributions, if any, from the Escrow Account only at such times and in such amounts as set forth under the terms of this Agreement and such other rights as set forth herein.  Without limiting the foregoing, Tigrent hereby grants a first priority security interest to Rich Dad in all of Tigrent’s right, title and interest, if any, in and to the Escrow Account, all funds deposited therein and the assets credited thereto and all proceeds of the foregoing to secure the obligations of Tigrent under the 2010 License.  For purposes of perfecting the precautionary security interest granted to Rich Dad in the foregoing sentence, (i) Escrow Agent agrees to comply with all written instructions received from Rich Dad relating to the Escrow Account without further consent of Tigrent and (ii) to treat all property credited to the Escrow Account as a financial asset under Section 47-8102(A)(9)(c) of Article 8 of the UCC.

c.     Tigrent’s Grant of Security Interest in Agreement — As additional security for the obligations of Tigrent under the 2010 License, Tigrent hereby grants a first priority security interest to Rich Dad in all of Tigrent’s right, title and interest in and to this Agreement, including but not limited to Tigrent’s right to receive distributions, if any, pursuant to Section 8 hereunder.

Section 5.              Account Funding.

a.     Cash Collateral Account - As provided in Section 3.2 (a)(i) of the 2010 License, Tigrent shall deposit with and pay to the Escrow Agent for credit to the Cash Collateral Account all Average Cash Balance in excess of $6,000,000, calculated in the manner and at such times as set forth in such Section 3.2 (a)(i) of the 2010 License.  Escrow Agent hereby agrees to promptly credit such funds received to the Cash Collateral Account.  Other than the credit of funds received from Tigrent to the Cash Collateral Account, Escrow Agent shall have no duty or obligation with regard to either the ongoing calculation or funding of the amounts identified in this Section 5(a).

b.     Escrow Account - As provided in Section 3.2 (a)(ii) of the 2010 License, Tigrent shall deposit with and pay to the Escrow Agent for credit to the Escrow Account all Unfulfilled Royalty Payments at such times as set forth in Section 3.2 (a)(ii) of the 2010 License.  Escrow Agent hereby agrees to promptly credit such funds received to the Escrow Account.  Tigrent further acknowledges and agrees, and Tigrent and Rich Dad intend, that the deposit of Unfulfilled Royalty Payments by Tigrent in accordance herewith shall be an absolute and irrevocable transfer, conveyance and assignment and that Tigrent shall not identify the Escrow Account or any funds deposited thereto as an asset of Tigrent on its books and records; provided, however, Tigrent shall be permitted to aggregate the amount on deposit in the Escrow Account with such amounts deposited to the Cash Collateral Account for purposes of calculating the Reserve Goal pursuant to Section 3.2 of the 2010 License.  Other than the credit of funds received from Tigrent to the Escrow Account, Escrow Agent shall have no duty or obligation with regard to either the ongoing calculation or funding of the amounts identified in this Section 5(b).

Section 6.              Investment of Assets.  At the direction of Tigrent, respecting the Cash Collateral Account only, and Rich Dad, respecting the Escrow Account only, funds on deposit in the Cash Collateral Account and the Escrow Account shall be invested and reinvested in such of the following investments (the “Permitted Investments”):

a.     Direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof;

b.     Commercial paper that rates at least A-1 by Standard & Poor’s Corporation or P-1 Moody’s Investors Services, Inc. that is scheduled to mature not more than 90 days after the date of issue and is issued by a corporation organized under the laws of the United States or any state thereof;

c.     Time or demand deposits with, including certificates of deposit (which are scheduled to mature not more than 90 days after the date of issues) by a bank or trust company organized under the laws of the United States or any state thereof (a “Qualified Financial Institution”);

d.     Repurchase agreements entered into with a Qualified Financial Institution that are secured by any obligation of the type described in subsections (a) through (c) above and have a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation thereunder; and

e.     Money market funds with a rating of AAAm or AAAm-G by Standard & Poor’s Corporation or similar rating entity that invest only in securities described above in subsections (a) through (d) above.

The Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release funds from the Cash Collateral Account or the Escrow Account pursuant to the terms hereof.  Any interest, profit or loss derived from such sale or liquidation or at maturity shall be credited or debited to either the Cash Collateral Account or Escrow Account, as applicable.  The Escrow Agent shall not be liable or responsible for any depreciation in the value of any such investment or for any loss, tax, fee or other charge resulting from any such investment or the sale or liquidation thereof made by the Escrow Agent pursuant to the terms hereof.

Section 7.              Compensation; Waiver of Lien.  Tigrent shall pay the Escrow Agent the fees set forth on Exhibit A attached hereto for its services as the Escrow Agent hereunder and shall reimburse the Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by it in the performance of its duties hereunder (including, without limitation, the reasonable out-of-pocket fees, expenses and disbursements of its counsel).  Tigrent and Rich Dad shall indemnify and hold the Escrow Agent, its affiliates, officers, directors, employees and agents (each an “Indemnified Party”) harmless for, from and against any and all taxes, out-of-pocket expenses (including reasonable counsel fees, costs, losses, assessments, liabilities, claims, damages, fines, penalties, actions, suits or other charges incurred by or assessed against Escrow Agent) arising out of (i) Tigrent or Rich Dad’s actions or omissions or (ii) Escrow Agent’s action taken or omitted hereunder and/or in reliance upon Tigrent or Rich Dad’s written direction or instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument delivered to Escrow Agent and reasonably believed by Escrow Agent to be genuine or bearing the signature of a person or persons authorized by Tigrent or Rich Dad to sign, countersign or execute the same; provided, Tigrent and Rich Dad shall not indemnify an Indemnified Party for any claim arising from the Indemnified Party’s judicially determined negligence or willful misconduct in the performance of its duties under this Agreement.  The agreements contained in this Section 7 shall survive any termination of the duties of the Escrow Agent hereunder or its resignation.  The Escrow Agent expressly waives any lien upon or claim against the moneys and investments in the Cash Collateral Account and the Escrow Account; provided, however, the Escrow Agent shall be entitled, following written notice delivered to Tigrent and Rich Dad, to reimburse itself for any unpaid fees and expenses due Escrow Agent from Tigrent under this Section 7 that remain unpaid for 30 days first, from amounts then on deposit in the Cash Collateral Account and, second, from amounts then on deposit in the Escrow Account.

Section 8.              Distribution of Escrow Account Funds.

a.     Base Distributions - In accordance with Section 3.2 (c) of the 2010 License, no later than January 10, April 10, June 10 and September 10 of each calendar year (each a “Distribution Date”), commencing June 10, 2010, Tigrent shall calculate the Base Distribution distributable to Rich Dad from the Escrow Account.  For purposes hereunder, the term “Base Distribution” for each Distribution Date shall be an amount equal to forty percent (40%) of the sum of (i) the aggregate deposits made by Tigrent during the applicable months set forth below and (ii) the aggregate investment income on account of Permitted Investments relating to the Escrow Account received during such months:

(i)        the January 10 Distribution Date — all deposits made to the Escrow Account by Tigrent and all investment income received during the calendar months September, October, November, and December immediately preceding;

(ii)       the April 10 Distribution Date - all deposits made to the Escrow Account by Tigrent and all investment income received during the calendar months January, February and March immediately preceding;

(iii)      the June 10 Distribution Date - all deposits made to the Escrow Account by Tigrent and all investment income received during the calendar months April and May immediately preceding; and

(iv)      the September 10 Distribution Date - all deposits made to the Escrow Account by Tigrent and all investment income received during the calendar months June, July and August immediately preceding.

b.     Excess Reserve Distribution — Commencing on June 10, 2010, on each January 10 Distribution Date and each June 10 Distribution Date, Tigrent shall calculate the Excess Reserve Distribution distributable to Rich Dad from the Escrow Account.  For purposes hereunder, the term “Excess Reserve Distribution” for each such Distribution Date shall be the amount by which the sum of (i) amounts then on deposit in the Cash Collateral Account and the Escrow Account at the end of the immediately preceding month (after giving effect to the Base Distribution for such Distribution Date), and (ii) the includable merchant deposit reserve funds as of such date held by credit card companies or commercial banks pursuant to Section 3.2 of the 2010 License exceed the Reserve Goal.  Tigrent shall prepare and deliver to the Escrow Agent a written instruction substantially in the form of Exhibit B hereto (a “Written Instruction”), as acknowledged and agreed to in writing by Rich Dad, of the Base Distribution and Excess Reserve Distribution payable to Rich Dad as Unfulfilled Royalty Amounts for such Distribution Date.  Upon receipt of a Written Instruction, the Escrow Agent agrees to promptly remit to Rich Dad, by wire transfer to the account identified in Section 21 hereof, funds from the Escrow Account in the amount set forth in such Written Direction.

b.     Upon the termination of the Escrow Account pursuant to Section 17 hereunder, all funds then on deposit in the Escrow Account (after first liquidating all Permitted Investments then credited to the Escrow Account), shall be paid to Rich Dad by wire transfer to the account identified in Section 21 hereof.

Section 9.              Distribution of Cash Collateral Account Funds.

a.     At any time, Rich Dad may deliver to Escrow Agent a written instruction, substantially in the form of Exhibit C hereto (a “Rich Dad Written Instruction”), with a copy to Tigrent transferring all or any portion of the funds or the assets then on deposit in or credited to the Cash Collateral Account free and clear of the security interest of Rich Dad granted pursuant to Section 4 hereof and Escrow Agent agrees to promptly remit such funds pursuant to such Rich Dad Written Instruction.  Funds transferred to Tigrent shall be made by wire transfer to the account set forth in Section 21 hereof.

b.     Unless otherwise instructed by Rich Dad pursuant to a Rich Dad Written Instruction, all investment income earned on Permitted Investments credited to the Cash Collateral Account shall remain on deposit in the Cash Collateral Account and reinvested by the Escrow Agent as instructed by Tigrent.

c.     Provided no Default (as defined in Section 7.1 of the 2010 License) shall have occurred and no obligations of Tigrent under the 2010 License or this Agreement remain outstanding, Rich Dad shall, on the 91st day following termination of the 2010 License, instruct the Escrow Agent by Rich Dad Written Instruction to remit all funds then on deposit in the Cash Collateral Account (after first liquidating all Permitted Investments then credited to the Cash Collateral Account) to Tigrent by wire transfer to the account set forth in Section 21 hereof, free and clear of the security interest of Rich Dad granted pursuant to Section 4 hereof.  The occurrence of a Default shall constitute a default under this Agreement and shall entitle Rich Dad to exercise all rights and remedies under applicable law, including but not limited to the rights of a secured party under the UCC.

Section 10.            Escrow Agent’s Actions and Reliance.  Escrow Agent shall not be personally liable for any act taken or omitted by it hereunder if taken or omitted by it in good faith and in the exercise of its own best judgment.  Escrow Agent shall also be fully protected in relying upon any written notice, instruction, direction, certificate or document which it in good faith believes to be genuine.

Section 11.            Escrow Agent Responsibility.  Escrow Agent hereby represents that it is a national banking association organized under the laws of the United States, and its capital and surplus is not less than $10,000,000.  Escrow Agent shall not be responsible or liable for the sufficiency or accuracy of the form, execution, validity or genuineness of documents instruments or securities (except to the extent provided in Section 5 above) now or hereafter deposited or otherwise credited to the Cash Collateral Account or the Escrow Account, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein.  Further, Escrow Agent shall have no duty or obligation with regard to any of the terms, conditions or required actions contemplated or otherwise stated in either the Settlement Agreement or the 2010 License.

Section 12.            Semi-Annual Account Statements.  For each of the Cash Collateral Account and the Escrow Account, no later than February 1 and July 1 of each year the Escrow Agent shall deliver a statement to Rich Dad and Tigrent, which statement shall set forth the cash and Permitted Investments credited thereto, together with the amounts received by the Escrow Agent during the immediately preceding 6 month period (the “Reporting Period”), the investment income received and credited during the Reporting Period, the investment or reinvestment transactions made by the Escrow Agent during the Reporting Period and all distributions made from the related account during the Reporting Period.

Section 13.            Tax Matters.

a.     For federal, state and local income tax purposes, Tigrent shall be entitled to take permitted tax deductions for amounts transferred to the Escrow Account and Rich Dad shall recognize as income such amounts so transferred as Unfulfilled Royalty Payments received under the 2010 License.  Tigrent shall not be entitled to a tax deduction for payments made to the Cash Collateral Account and Rich Dad shall not recognize any income from such payments to the Cash Collateral Account.

b.     Any earnings on the Escrow Account shall be for the benefit of, and shall be reported for income tax purposes by, Rich Dad.  Any earnings on the Cash Collateral Account shall be for the benefit of, and shall be reported for income tax purposes by, Tigrent.

c.     Tigrent’s Federal Employer Identification Number is 84-1475486.  The Cash Collateral Account shall use Tigrent’s Employer Identification Number and any IRS Form 1099 (or similar form) for investment income shall be issued to Tigrent.

d.     Rich Dad’s Federal Employer Identification Number is 30-0518331. The Escrow Account shall use Rich Dads Employer Identification Number and any IRS Form 1099 (or similar form) for investment income shall be issued to Rich Dad.

e.     Tigrent and Rich Dad agree that this Agreement and the Escrow created hereunder shall not be treated as a partnership for state or tax purposes.

Section 14.            Duties; Obligations and Liabilities.  The duties and obligations of the Escrow Agent shall be as prescribed by the provisions of this Agreement, and the Escrow Agent shall not be liable hereunder except for failure to perform its duties and obligations as specifically set forth herein or to act in good faith in the performance thereof, and no implied duties or obligations shall be incurred by the Escrow Agent other than those specified herein.

Section 15.            Resignation; Successor.  Escrow Agent reserves the right to resign at any time by giving 30 days written notice of its resignation to Tigrent and Rich Dad.  Within 30 days after receiving the aforesaid notice, Tigrent and Rich Dad agree to appoint a successor escrow agent to whom Escrow Agent may transfer the funds deposited and assets credited less its unpaid fees, costs and expenses.  If a successor escrow agent has not been appointed and has not accepted such appointment by the end of the 30-day period, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent, and the costs, expenses and reasonable attorneys’ fees which Escrow Agent incurs in connection with such a proceeding shall be paid by Tigrent.

Any successor agent appointed hereunder shall execute, acknowledge and deliver to its predecessor agent and to Tigrent and Rich Dad a written acceptance of such appointment, and shall thereupon without any further act, deed or conveyance become fully vested with all moneys, properties, duties and obligations of its predecessor, but the predecessor shall nevertheless pay over, transfer, assign and deliver all funds deposited and assets credited and held by it to the successor agent, shall execute, acknowledge and deliver such instruments of conveyance and do such other things as may reasonably be required to vest and confirm more fully and certainly in the successor agent all right, title and interest in and to the property held by it hereunder.  Any bank into which the Escrow Agent may be merged or with which it may be consolidated or any bank resulting from any merger or consolidation to which it shall be a party or any bank to which it may sell or transfer all or substantially all of its corporate trust business shall, subject to Rich Dad approval (which approval shall not be unreasonably withheld), be the successor agent without the execution of any document or the performance of any further act.

Section 16.            Successors and Assigns; Beneficiaries.  This Agreement shall be irrevocable and binding upon and shall inure to the benefit of Rich Dad, Tigrent and the Escrow Agent and their respective successors and assigns.

Section 17.            Escrow Termination; Term.  Unless otherwise agreed to by Tigrent and Rich Dad, the Escrow Account created under this Agreement shall terminate upon the termination of the 2010 License or, at the sole discretion of Rich Dad, a termination of the 2010 License deemed to have occurred on account of a Default occurring under the 2010 License, such termination evidenced by a written certification delivered to the Escrow Agent by Rich Dad.  Unless otherwise agreed to by Tigrent and Rich Dad, this Agreement shall terminate and be of no further force and effect on the 91st day following the latest of (a) the termination of the 2010 License, (b) the day on which no obligation of Tigrent under the 2010 License or this Agreement remains outstanding, either of such event to be evidenced by a written certification delivered to the Escrow Agent by Rich Dad.

Section 18.            Consent Otherwise to Amendments.  This Agreement may not be repealed, revoked, altered or amended except by written amendment by the parties hereto.

Section 19.            Headings.  Headings in this Agreement are for convenience of reference only and are not a part hereof, and shall not limit or define the meaning of any provision hereof.

Section 20.            Notices.  Subject to written modification from time to time, notices, instructions and other communications hereunder shall be sent:

If to Escrow Agent:	U.S. Bank National Association Corporate Trust Services 500 West Cypress Creek Road, Suite 560 Fort Lauderdale, Florida 33309 Attn.: Scott A. Schuhle Fax: 954.776.2629

If to Tigrent:	Tigrent Inc. 1612 East Cape Coral Parkway Cape Coral, Florida 33904 Attn.: James F. May Fax: (239) 540-6501

If to Rich Dad:	Rich Dad Operating Company, LLC 4330 North Civic Center Plaza, Suite 101 Scottsdale, Arizona 85251 Attn.: Neil R. Dubé, Staff Attorney Fax: (480) 949-6085

Section 21.            Wire Instructions.  Distributions made to Tigrent or Rich Dad pursuant to this Agreement shall be made by wire transfer in accordance with the following instructions, as applicable:

If to Tigrent:	[Tigrent account wire instructions]

If to Rich Dad:	Wells Fargo Bank, N.A., ABA Routing No. 121000248 Swift Code WFB1US6S, for the benefit of Rich Dad Operating Company, LLC, Account No. 568-6625012

If to Escrow Agent:	U.S. Bank National Association, ABA Routing No. 091000022 A/C: U.S. Bank Trust Wire Clearing A/C: 180121167365 Ref: Tigrent/Rich Dad Attn: Scott Kjar / 651.495.3808

Section 22.            Identifying Information.

Patriot Act.  Tigrent and Rich Dad acknowledge that the identifying information set forth herein is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and Tigrent and Rich Dad agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner.  Tigrent and Rich Dad each represent that all identifying information set forth below, including without limitation, its Taxpayer Identification Number assigned by the Internal Revenue Service or any other taxing authority, is true and complete on the date hereof and will be true and complete at the time of any disbursement from either the Cash Collateral Account or the Escrow Account.

Taxpayer Identification Numbers.

Tigrent: 84-1475486

Rich Dad:               30-0518331

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Rich Dad, Tigrent and Escrow Agent have caused this Cash Collateral Account, Escrow and Security Agreement to be executed in their respective names and have caused this Cash Collateral Account and Escrow Agreement to be dated as of above.

Rich Dad Operating Company, LLC,
a Nevada limited liability company

By:
Michael R. Sullivan
Director of Operations

Tigrent Inc.,
a Colorado corporation

By:
Steven C. Barre
Interim Chief Executive Officer

U.S. Bank National Association,
a National Banking Association,
as Escrow Agent

By:
Scott A. Schuhle
Vice President

CASH COLLATERAL ACCOUNT, ESCROW AND SECURITY AGREEMENT

AMONG U.S. BANK NATIONAL ASSOCIATION, TIGRENT INC. AND RICH DAD OPERATING COMPANY, LLC

EXHIBIT A

Escrow Agent Fee Schedule

Acceptance Fee:	$1,000

Annual Administration Fee (Cash Collateral Account):	$750

Annual Administration Fee (Escrow Account):	$750

Out-of-Pocket Expenses:	Not to Exceed 7.5% of Annual Fee

1

CASH COLLATERAL ACCOUNT, ESCROW AND SECURITY AGREEMENT

AMONG U.S. BANK NATIONAL ASSOCIATION, TIGRENT INC.

AND RICH DAD OPERATING COMPANY, LLC

EXHIBIT B

Written Direction

Date:              , 20

To:                  Scott A. Schuhle
U.S. Bank National Association
Corporate Trust Services
500 West Cypress Creek Road
Suite 560
Fort Lauderdale, Florida  33309

The undersigned, on behalf of Tigrent Inc., a Colorado corporation (“Tigrent”), hereby delivers this Written Direction pursuant to that certain Cash Collateral Account, Escrow and Security Agreement (the “Agreement”) dated as of March 16, 2010 by and among U.S. Bank National Association, as Escrow Agent (“Escrow Agent”), Tigrent, and Rich Dad Operating Company, LLC, a Nevada limited liability company (“Rich Dad”).  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.  Tigrent hereby certifies to Escrow Agent and Rich Dad, that:

(1) the Base Distribution for the [January 10/April 10/June 10/September 10_Distribution Date] is $                                      , representing 40% of the total deposits to the Escrow Account in the amount of $                             made during the months of                                                                       ;

(2)                      For January 10 and June 10 Distribution Dates only, as of [December 31/May 31              ] (after subtracting the applicable Base Distribution amount):

(a)	Cash Collateral Account balance -	$
(b)	Escrow Account balance -	$
(c)	Merchant deposit reserve funds -	$
(d)	Total Reserve (a + b + c)	$
(e)	Reserve Goal	$
(f)	Amount of Excess Reserve Distribution (d-e)	$

Pursuant to Section 8 of the Agreement, the Escrow Agent is instructed to transfer to Rich Dad, by wire transfer in accordance with the instructions set forth in Section 21 of the Agreement, funds in the amount of $                             representing the sum of (i) the Base Distribution in Item (1) above plus (ii) the Excess Reserve Distribution set forth in Item 2(f), above payable as Unfulfilled Royalty Payments due Rich Dad.

Tigrent Inc.,	As Acknowledged By:
a Colorado corporation	Rich Dad Operating Company, LLC,
a Nevada limited liability company

By:	By:
Name:	Name:
Its:	Its:

CASH COLLATERAL ACCOUNT, ESCROW AND SECURITY AGREEMENT

AMONG U.S. BANK NATIONAL ASSOCIATION, TIGRENT INC.

AND RICH DAD OPERATING COMPANY, LLC

EXHIBIT C

Rich Dad Written Direction

Date:              , 20

To:                  Scott A. Schuhle
U.S. Bank National Association
Corporate Trust Services
500 West Cypress Creek Road
Suite 560
Fort Lauderdale, Florida  33309

The undersigned, on behalf of Rich Dad Operating Company, LLC, a Nevada limited liability company (“Rich Dad”), hereby delivers this Written Direction pursuant to that certain Cash Collateral Account, Escrow and Security Agreement (the “Agreement”) dated as of March 16, 2010 by and among U.S. Bank National Association, as Escrow Agent (“Escrow Agent”), Tigrent Inc., a Colorado corporation (“Tigrent”), and Rich Dad.  Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement.

Pursuant to Section 9 of the Agreement, the Escrow Agent is instructed to transfer to [Tigrent/Rich Dad], by wire transfer [if to Tigrent or to Rich Dad, in accordance with the instructions set forth in Section 21 of the Agreement], funds in the amount of $                            .

Rich Dad Operating Company, LLC,
a Nevada limited liability company

By:
Name:
Its:

cc:

Tigrent Inc.

1612 East Cape Coral Parkway

Cape Coral, Florida 33904

Attn: [                                                      ]

RICH DAD EDUCATION, LLC

SETTLEMENT AGREEMENT AND RELEASE

EXHIBIT G

FORM OF JOINT PRESS RELEASE

Rich Dad Companies and Tigrent Inc. Agree to New Licensing Agreement

SCOTTSDALE, Ari. and CAPE CORAL, Fla., May 27, 2010 —Rich Dad Operating Company, LLC, Rich Global, LLC, and Tigrent Inc. (OTC Bulletin Board: TIGE) today jointly announced that they have entered into a series of definitive agreements that restructure the agreements pursuant to which Tigrent operates under the Rich Dad Brand.  The definitive agreements are the culmination of negotiations among the parties that were first announced on March 17, 2010.  Rich Dad Operating Company, LLC and Rich Global, LLC are entities controlled by Robert and Kim Kiyosaki.  Mr. Kiyosaki is the author of the internationally best selling Rich Dad Poor Dad and other books that teach readers about financial literacy.  Tigrent provides courses that are based on the teachings and philosophies outlined by Mr. Kiyosaki in the Rich Dad Poor Dad book series.

“I am pleased that Rich Dad and Tigrent have come together in a way that that focuses on serving and fulfilling the educational needs of our students,” said Robert Kiyosaki.  “We look forward to our new cooperative relationship with Tigrent that reflects our common goal of creating a seamless Rich Dad brand experience for our customers.”

“Entering into this new arrangement demonstrates our commitment to the success of the Rich Dad brand,” said Steven C. Barre, Interim Chief Executive Officer of Tigrent.  “We are excited about the prospects for Tigrent due to the enhanced cooperation between Rich Dad and Tigrent that these agreements will help bring about.”

The new licensing agreement contains revised economic terms that improve Tigrent’s ability to provide customer fulfillment services to Rich Dad customers.  Additionally, Tigrent and the Rich Dad Companies will work together to provide increased oversight in the areas of quality assurance and compliance.  The agreement also commits Tigrent to new standards of excellence in providing customers of Rich Dad Education products the best of class solutions in all aspects of its offering.

The definitive agreements further provide for the issuance of 9.9% of Tigrent’s issued and outstanding common stock to Rich Global and the redemption of Rich Global’s 49% interest in Tigrent’s affiliate that currently conducts the Tigrent-Rich Global operations.  In addition, the transaction will enhance operational cooperation between the parties in advertising, marketing, and fulfillment of educational programs.

#

About Tigrent Inc.

Tigrent Inc. (OTC Bulletin Board: TIGE) is a provider of educational training seminars, conferences and services across multiple delivery channels that help students become financially literate.  The company provides students with comprehensive instruction and mentoring in real estate and financial instruments investing, personal finance, and entrepreneurism in the United States, United Kingdom, and Canada.  Additional information can be found at www.tigrent.com.

About Rich Dad

The Rich Dad companies were formed based on the teachings of Robert Kiyosaki and Kim Kiyosaki.  In 1996, the Kiyosakis formed certain of the Rich Dad group of entities to raise global financial literacy.  The Kiyosakis continue their efforts on an international basis through the use of the Rich Dad series of books, CASHFLOW games, audio/video products, Internet channels, live seminars, and educational programs.

The Rich Dad series of books, launched with the “Rich Dad Poor Dad” book, was a New York Times bestseller for over 5 years and has sold copies throughout the world, translated into multiple languages.  “Rich Dad Poor Dad” has been followed by additional books in the Rich Dad series and the Rich Dad’s Advisor series.

Kim Kiyosaki is the author of the “Rich Woman” book; which is one of the top 50 best — selling personal finance books of all time.

Special Note Regarding Forward Looking Statements

This press release includes certain forward-looking statements that are based upon the Tigrent’s current expectations and involve a number of risks and uncertainties.  Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, Tigrent’s ability to realize the benefits of successfully restructuring its licensing agreement with Rich Global. In order for Tigrent to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that certain factors may affect these forward-looking statements, including but not limited to (i) Tigrent’s ability to perform its obligations under the definitive licensing agreement that sets forth the new licensing terms, as well as the related restructuring agreements with Rich Dad, and (ii) additional risks which are identified in the Company’s SEC filings, including but not limited to Tigrent’s Annual Report on Form 10-K for the year ended December 31, 2009.

Contact:

Tigrent Inc.:	Constance Schwarberg

Corporate Secretary

Tel: 239-542-0643

Rich Dad Operating Company, LLC:	Michael R. Sullivan
Director of Operations
Tel: 702.419.5573.

RICH DAD EDUCATION, LLC

SETTLEMENT AGREEMENT AND RELEASE

EXHIBIT H

FORM OF DOMAIN NAME ASSIGNMENT

DOMAIN NAME ASSIGNMENT AGREEMENT

This Domain Name Assignment Agreement (the “Agreement”) is made as of March 16, 2010, by and between Tigrent Inc., a Colorado corporation (the “Assignor”), the owner of record (either directly or through an intermediary proxy) for the Internet domain name listed on Schedule 1 attached hereto (the “Domain Names”), and Rich Dad Operating Company, LLC, a Nevada limited liability company (the “Assignee”).

For and in consideration of the consideration set forth in that certain Settlement Agreement and Mutual Release between Assignor, Assignee, and the other parties set forth therein, dated of even date herewith, the receipt and sufficiency of which are hereby acknowledged, the Assignor and Assignee hereto hereby agree as follows:

1.             Assignor agrees to transfer and hereby transfers to Assignee all of Assignor’s rights, title and interest, whether contractual, statutory or at common law, in and to the Domain Names.

2.             Assignee will contact the registrar of the Domain Names or another accredited domain name registrar and/or intermediary proxy (collectively, the “Registrar”) to initiate the process the Registrar requires to transfer the registration of the Domain Names to Assignee.  Assignor will cooperate in all respects with Assignee and the Registrar in completing the transfer of the Domain Names from Assignor to Assignee, including, but not limited to, executing any documents reasonably required or promptly responding to any telephone or e-mail communications from the Registrar confirming and approving of the Domain Name transfers.  The Assignee shall instruct the Registrar to contact the Assignor (as needed) at the notice address provided in the Settlement Agreement and Mutual Release.

3.             Assignor hereby irrevocably designates, makes, constitutes and appoints Assignee, its successors or assigns, the true and lawful attorney and agent-in-fact of Assignor with full power of substitution, for the benefit of Assignee to take any and all actions, to execute and deliver any and all documents and instruments and to institute and prosecute all proceedings, which Assignee may deem proper in order to transfer the Domain Names from Assignor to Assignee.

4.             This Assignment shall inure to the benefit of and is binding upon the respective successors and assigns of Assignor and Assignee.

5.             This Assignment may be executed simultaneously in 2 or more counterparts, each of which will be deemed an original, but all of which together will constitute 1 and the same instrument.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ASSIGNOR:	ASSIGNEE:

Tigrent Inc.,	Rich Dad Operating Company, LLC,
a Colorado corporation	a Nevada limited liability company

By:	By:
Steven C. Barre	Michael R. Sullivan
Interim Chief Executive Officer	Director of Operations

ACKNOWLEDGMENT

STATE OF	)
) ss:
County of	)

On this day of May   , 2010, before me, the undersigned Notary Public, personally appeared Steven C. Barre, who being duly sworn and is the Chief Executive Officer of Tigrent Inc., a Colorado corporation, and acknowledged to me that, being authorized to do so, the foregoing instrument was voluntarily executed by the Assignor for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

My Commission Expires:

ACKNOWLEDGMENT

STATE OF ARIZONA	)
) ss:
County of Maricopa	)

On this day of May   , 2010, before me, the undersigned Notary Public, personally appeared Michael R. Sullivan, who being duly sworn and is the Director of Operations of Rich Dad Operating Company, LLC, a Nevada limited liability company, and acknowledged to me that, being authorized to do so, the foregoing instrument was voluntarily executed by the Assignee for the purposes therein contained.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

Notary Public

My Commission Expires:

SCHEDULE 1

www.richdadeducation.com